                                                                     EXHIBIT 2.2

                              AMENDED AND RESTATED
                            STOCK PURCHASE AGREEMENT

                                      among

                              ECLIPSYS CORPORATION,
                  SDK MEDICAL COMPUTER SERVICES CORPORATION

                                       and

                   the Selling Stockholders, as defined herein




                                  June 26, 1997

                                TABLE OF CONTENTS


                                                                                                     Page

ARTICLE 1 DEFINITIONS                                                                                    1

ARTICLE 2 STOCK PURCHASE CLOSING                                                                         1

      2.1       Sale and Purchase of SDK Stock                                                           1
      2.2       The Closing                                                                              2
      2.3       Consideration                                                                            2

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF ECLIPSYS                                                     3

     3.1        Organization of Eclipsys                                                                 3
     3.2        Authorization of Transaction                                                             3
     3.3        Noncontravention                                                                         4
     3.4        Brokers' Fees                                                                            4
     3.5        Capitalization                                                                           4
     3.6        Financial Statements                                                                     5
     3.7        Litigation                                                                               5
     3.8        Alltel Transaction                                                                       6
     3.9        Events Subsequent to Most Recent Fiscal Quarter End                                      6
     3.10       Undisclosed Liabilities                                                                  7
     3.11       Intellectual Property                                                                    7
     3.12       Contracts                                                                                8
     3.13       Certain Business Relationships with Eclipsys                                             8
     3.14       Disclosure                                                                               8

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF SDK                                                          8

     4.1        Organization, Qualification, Corporate Power, Competence, Etc.                           9
     4.2        Capitalization                                                                           9
     4.3        Noncontravention                                                                         10
     4.4        Title to Assets                                                                          11
     4.5        Subsidiaries                                                                             11
     4.6        Financial Statements                                                                     11
     4.7        Events Subsequent to Most Recent Fiscal Year End                                         11
     4.8        Undisclosed Liabilities                                                                  12
     4.9        Legal Compliance                                                                         13
     4.10       Tax Matters                                                                              13
     4.11       Real Property                                                                            14
     4.12       Intellectual Property                                                                    14

                                      (ii)

     4.13       Distributions to Shareholders                                                            16
     4.14       Contracts, Etc.                                                                          16
     4.15       Notes and Accounts Receivable                                                            16
     4.16       Powers of Attorney                                                                       16
     4.17       Insurance                                                                                17
     4.18       Litigation                                                                               17
     4.19       Product Liability                                                                        17
     4.20       Employees                                                                                18
     4.21       Employee Benefits                                                                        18
     4.22       Brokers                                                                                  19
     4.23       Guaranties                                                                               19
     4.24       Certain Business Relationships with SDK                                                  20
     4.25       Environmental Liabilities                                                                20
     4.26       Investment Representations and Warranties                                                20
     4.27       Disclosure                                                                               21

ARTICLE 5 COVENANTS: CONDITIONS PRECEDENT TO CLOSING:
          CLOSING DELIVERIES                                                                             21

     5.1        Conduct of Business                                                                      21
     5.2        Efforts                                                                                  22
     5.3        Discussion with Others                                                                   22
     5.4        Conditions Precedent to Closing by Eclipsys                                              22
     5.5        Conditions Precedent to Closing by SDK and the
                Selling Stockholders                                                                     23
     5.6        Deliveries at Closing                                                                    23
     5.7        Waiver of Condition Precedent                                                            26
     5.8        Termination Prior to Closing                                                             26
     5.9        Material Adverse Change in SMS Litigation                                                27

ARTICLE 6 COVENANTS                                                                                      27

     6.1        General                                                                                  27
     6.2        Transition                                                                               28
     6.3        Confidentiality                                                                          28
     6.4        Eclipsys Common Shares                                                                   28
     6.5        Announcement                                                                             29
     6.6        Repurchase by Eclipsys of Eclipsys Common Shares                                         30
     6.7        Payment of Professional Fees                                                             31
     6.8        Subordination                                                                            31



                                      (iii)

ARTICLE 7 INDEMNIFICATION                                                                                32

     7.1        Indemnity Obligations of the Selling Stockholders                                        32
     7.2        Indemnity Obligations of Eclipsys                                                        33
     7.3        Decisions by the Selling Stockholders                                                    33
     7.4        Survival of Representations and Warranties                                               34
     7.5        Limitations                                                                              34
     7.6        Procedures for Claims; Setoff                                                            38
     7.7        Subrogation Rights                                                                       38
     7.8        Release of SDK After Closing                                                             38

ARTICLE 8 MISCELLANEOUS                                                                                  38

     8.1        Nature of Certain Obligations                                                            38
     8.2        No Third Party Beneficiaries                                                             38
     8.3        Entire Agreement                                                                         38
     8.4        Succession and Assignment                                                                39
     8.5        Counterparts                                                                             39
     8.6        Headings                                                                                 39
     8.7        Notices                                                                                  39
     8.8        Governing Law                                                                            40
     8.9        Amendments and Waivers                                                                   40
     8.10       Severability                                                                             41
     8.11       Expenses                                                                                 41
     8.12       Construction                                                                             41
     8.13       Incorporation of Exhibits, Annexes, and Schedules                                        41
     8.14       Submission to Jurisdiction                                                               41
     8.15       No Personal Liability of Michael M. Davis                                                41
     8.16       Special Provisions Regarding Trusts                                                      43

Annex A           Definitions

Exhibit A         Instrument of Adherence
Exhibit B         Form of Buyer Notes
Exhibit C         Form of Allocation Certificate
Exhibit D-l       Form of Employment Agreement among Eclipsys, SDK and Michael B.
                  Kaufman
Exhibit D-2       Form of Incentive Stock Option Agreement between Eclipsys and
                  Michael B. Kaufman
Exhibit D-3       Form of Non-Qualified Stock Option Agreement between Eclipsys and
                  Michael B. Kaufman
Exhibit E         Form of Amendment No. 1 to Stockholders Agreement
Exhibit F         Form of Amendment No. 1 to Registration Rights Agreement
Exhibit G         Memorandum of Terms for Lease

                                      (iv)

Exhibit H         Form of Tax Agreement
Exhibit I         Form of Kaufman Reimbursement Agreement
Exhibit J         Form of Release
Exhibit K         Form of Eclipsys Share Repurchase Notes

Eclipsys Disclosure Schedule - Exceptions to Representations and Warranties
 Concerning Eclipsys
SDK Disclosure Schedule - Exceptions to Representations and Warranties
 Concerning the Selling Stockholders and SDK


                                       (v)

                                    ECLIPSYS

                              AMENDED AND RESTATED
                            STOCK PURCHASE AGREEMENT

          This Amended and Restated Stock Purchase Agreement (the "Agreement") is entered into as of this __ day of June, 1997, and amends and restates that certain Stock Purchase Agreement, dated May 23, 1997, by and among Eclipsys Corporation, a Delaware Corporation ("Eclypsis"), SDK Medical Computer Services Corporation, a Massachusetts corporation ("SDK") and the stockholders of SDK who had executed the signature pages thereto (the "Signing Stockholders"). This Amended and Restated Stock Purchase Agreement is made among the foregoing parties and the other stockholders of SDK (the "Other Stockholders" and, together with the Signing Stockholders, the "Selling Stockholders"). Eclipsys, SDK and each of the Selling Stockholders are referred to collectively herein as the "Parties" and individually as a "Party."


                                    RECITALS:

          WHEREAS, Eclipsys desires to purchase, and the Selling Stockholders desire to sell, all of the issued and outstanding capital stock of SDK upon the terms and subject to the conditions of this Agreement (the "Acquisition"); and

          NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows:


                                   Agreement:


                                    ARTICLE 1

                                   DEFINITIONS

          Capitalized terms used in this Agreement shall have the meanings set forth on Annex A to this Agreement.


                                    ARTICLE 2

                             STOCK PURCHASE CLOSING

         2.1 Sale and Purchase of SDK Stock. Subject to the terms and conditions of this Agreement, Eclipsys agrees to purchase, and the Selling Stockholders agree to sell, the SDK Shares, constituting all of the outstanding capital stock of SDK. At the Closing, each of the

Signing Stockholders covenants and agrees to sell to Eclipsys all of the SDK Shares owned by such Signing Stockholder on the terms and conditions set forth in this Agreement, and, if at the Closing the Signing Stockholders do not own all of the SDK Shares, Michael Kaufman, Claudia Kaufman and Pearl Kaufman shall use diligent efforts to cause the Other Stockholders to become Party to this Agreement at or prior to the Closing by signing an Instrument of Adherence to this Agreement, which shall be in the form of Exhibit A hereto. Eclipsys shall not have any obligation to purchase any SDK Shares pursuant to this Agreement unless all stockholders of SDK (other than the Signing Stockholders) have executed and delivered an Instrument of Adherence and all shares of the capital stock of SDK are tendered at the Closing by the Selling Stockholders.

          2.2 The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Goulston & Storrs, 400 Atlantic Avenue, Boston, MA 02110, commencing at 9:00 a.m. local time on June 13, 1997, or such other date as the parties may mutually determine (the "Closing Date").

          2.3 Consideration. The aggregate purchase price payable by Eclipsys for all the SDK Shares shall be (a) $10,232,000 of cash consideration (the "Cash Consideration"), and (b) 750,000 Eclipsys Common Shares (the "Share Consideration") (the number of Eclipsys Common Shares constituting the Share Consideration having already been adjusted for purposes of this Agreement to reflect the three-for-two stock split by way of dividend declared by the Board of Directors on May 19, 1997). Subject to the following paragraph, the Cash Consideration shall be paid to each Selling Stockholder as follows: (i) one quarter ($2,558.000) of the Cash Consideration shall be payable in immediately available funds at the Closing (the "First Installment"), and (ii) three quarters ($7,674,000) of the Cash Consideration shall be paid with several subordinated, two-year promissory notes (the "Later Installments"), substantially in the form of Exhibit B hereto, made by Eclipsys to the Selling Stockholders, the principal of which notes shall be payable in two equal installments on April 1, 1998 and April 1, 1999, respectively, with interest thereon payable quarterly in arrears at the fixed rate of Prime as in effect at the time of the Closing plus 1.0% (the "Buyer Notes").

          Notwithstanding any provisions to the contrary in the immediately preceding paragraph, the amount of the First Installment payable to the Specified Employee Stockholders shall be increased, and the amount of the Later Installments payable to the Specified Employee Stockholders decreased, by such amount as may be necessary so that, at the Closing, the Specified Employee Stockholders shall receive a First Installment equal to forty-five percent (45%) of the total Cash Consideration payable to them.

          Eclipsys shall allocate at Closing the Cash Consideration and the Share Consideration among the Selling Stockholders in such manner as the Selling Stockholders shall jointly instruct Eclipsys, by delivery to Eclipsys at Closing of an Allocation Certificate in the form of Exhibit C, executed by all Selling Stockholders, provided that only Selling Stockholders who are employees of SDK (and trusts for the benefit of themselves, their spouses and/or their children) shall be entitled to receive any Share Consideration. The Selling Stockholders acknowledge and agree.

that the allocation set forth in the Allocation Certificate is and shall be solely the responsibility of the Selling Stockholders and Eclipsys shall have no, liability to any of the Selling Stockholders on account thereof.


                                    ARTICLE 3

                               REPRESENTATIONS AND
                             WARRANTIES OF ECLIPSYS

          Eclipsys represents and warrants to each of the Selling Stockholders and SDK that the statements contained in this Article 3 are correct and complete as of the date hereof except as set forth in the disclosure schedule delivered by Eclipsys to the Selling Stockholders on the date hereof (the "Eclipsys Disclosure Schedule"):

          3.1 Organization of Eclipsys. Eclipsys is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. Eclipsys is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the failure to so qualify or obtain authorization would not have a Material Adverse Effect on Eclipsys. Eclipsys has full corporate power and authority and all licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.

          3.2 Authorization of Transaction. Eclipsys has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and each of the other Acquisition Documents, the Employment and the Option Agreements and to perform its obligations hereunder and thereunder. This Agreement and the other Acquisition Documents. the Employment and the Option Agreements, have been duly executed and delivered by Eclipsys, and constitute, and will at Closing constitute, the legal, valid and binding obligations of Eclipsys, enforceable against it in accordance with their respective term. Eclipsys does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement, except in connection with the federal securities laws and any applicable "Blue Sky" or state securities laws.

          3.3 Noncontravention. Neither the execution and the delivery of this Agreement and the other Acquisition Documents, nor the consummation of the transactions contemplated hereby or thereby, will (a) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Eclipsys is subject or, except as disclosed on Schedule 3.3 hereto, any provision of its charter or bylaws or (b) except as otherwise disclosed on
Schedule 3.3 hereto, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Eclipsys is a party or by which it is bound or to which any of its assets is subject.

          3.4. Brokers' Fees. Eclipsys has no obligation to pay any fees or commissions to any broker, finder, or similar agent with respect to the transactions contemplated by this Agreement.

          3.5 Capitalization. The entire authorized capital stock of Eclipsys (after giving effect to the three-for-two stock dividend to holders of its Common Stock authorized by its Board of Directors May 19, 1997) consists of (a) 50,000,000 shares of Common Stock, of which 5,440,000 shares are issued and outstanding, (b) 3,000,000 shares of Non-Voting Common Stock, no shares of which are issued and outstanding, (c) 30,000 shares of Series B 8.5% Cumulative Redeemable Preferred Stock, of which 30,000 shares are issued and outstanding,
(d) 25,000 shares of Series C 8.5% Cumulative Redeemable Preferred Stock, of which 20,000 shares are issued and outstanding, (e) 7,200,000 shares of Series D Convertible Preferred Stock, of which 7,058,786 shares (convertible into 10,588,179 shares of voting Common Stock) are issued and outstanding, (f) 920,000 shares of Series E Convertible Preferred Stock, of which 896,431 shares (convertible into 1,344,646 shares of non-voting Common Stock) are issued and outstanding, (g) 1,530,000 shares of Series F Convertible Preferred Stock, of which 1,478,097 shares (convertible into 2,21 7,145 shares of voting Common Stock) are issued and outstanding, and (h) 2,000,000 shares of undesignated Preferred Stock, no shares of which are issued and outstanding. The numbers set forth above for the issued and outstanding shares of Common Stock and the common stock equivalents of the Series D, E and F Convertible Preferred Stock are subject to minor adjustment to avoid issuance of fractional shares in the stock dividend noted above, and the adjustments to conversion ratios of the series of convertible preferred stock necessitated thereby. All of the outstanding shares of capital stock of Eclipsys are validly issued, fully paid and nonassessable. The designations, powers, preferences, rights, qualifications, limitations and restrictions in respect of each class and series of authorized capital stock of Eclipsys are as set forth in the Amended and Restated Certificate of Incorporation of Eclipsys, a copy of which has been furnished to SDK, and all such designations, powers, preferences, rights, qualifications, limitations and restrictions are valid, binding and enforceable and in accordance with all applicable laws. Except as set forth in the Amended and Restated Certificate of Incorporation of Eclipsys, the Stockholders Agreement and the Registration Rights Agreement, or as otherwise disclosed on Section 3.5 of the Eclipsys Disclosure Schedule, (i) no subscription, warrant, option, convertible security, or other right (contingent or other) to purchase or otherwise acquire from Eclipsys equity securities of Eclipsys is authorized or outstanding, (ii) there is no commitment by Eclipsys to issue shares, subscriptions, warrants, options, convertible securities, or other such rights or to distribute to holders of any of its equity securities any evidence of indebtedness or asset, (iii) Eclipsys has no obligation (contingent or other) to purchase, redeem or otherwise acquire any of its equity securities or any interest therein or to pay any dividend or make any other distribution in respect thereof, and (iv) to the Knowledge of Eclipsys there are no voting trusts or agreements, stockholders agreements, pledge agreements, rights of first refusal, preemptive rights or proxies relating to any securities of Eclipsys (whether or not Eclipsys is a party thereto). Sufficient shares of Common Stock have been, or will be prior to Closing, reserved for issuance upon exercise of options granted pursuant to the Option Agreements, and upon exercise of options in accordance with the terms of the Option Agreements, the shares issued thereby will be validly issued, fully paid and nonassessable.

          3.6 Financial Statements. Eclipsys has delivered separately to SDK and the Selling Stockholders the following Eclipsys financial statements (collectively the "Eclipsys Financial Statements"): (i) balance sheets and statements of income, changes in stockholders' equity, and cash flow as of and for the fiscal years ended December 31, 1995 and December 31, 1996 certified as to accuracy by the chief financial officer of Eclipsys; and (ii) unaudited consolidated balance sheets and statements of income, statements of stockholders' equity, and cash flow as of and for the quarter ended March 31, 1997. The Eclipsys Financial Statements (including the notes thereto) have been prepared on a consistent cash basis throughout the periods covered thereby, present fairly the financial condition of Eclipsys as of such dates and the results of operations of Eclipsys for such periods, and are consistent with the books and records of Eclipsys (which books and records are correct and complete in all material respects).

          3.7 Litigation. Section 3.7 to the Eclipsys Disclosure Schedule sets forth each instance in which Eclipsys (a) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (b) is a party or is threatened to be made a party to any material action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. None of the actions, suits, proceedings, hearings, and investigations set forth in Schedule 3.7 could result in any Material Adverse Effect or seeks to restrain or prevent the transactions contemplated by this Agreement. Eclipsys has no Knowledge of any reason that any such action, suit, proceeding, hearing, or investigation may be brought or threatened against Eclipsys that would result in any Material Adverse Effect.

          3.8 Alltel Transaction. Eclipsys has not notified Alltel of any claims for breaches of representations, warranties or covenants of Alltel in connection with the Alltel Merger and has not otherwise asserted a claim for indemnification against Alltel in connection with the Alltel Merger although no representation or warranty is herein made as to whether there is a Basis for any such claim.

          3.9 Events Subsequent to Most Recent Fiscal Quarter End. Except with regard to the Alltel Merger, the transactions and financings in connection with the Alltel Merger and the business of Alltel Healthcare acquired pursuant to the Alltel Merger (with respect to which no representation or warranty is hereby given), since March 31, 1997 there has not been any Material Adverse Effect in the business, financial condition, operations, results of operations, or future prospects of Eclipsys and Eclipsys has not engaged in or been party to any agreement or occurrence outside the Ordinary Course of Business, and without limiting the generality of the foregoing, since that date:

                  (a) No Person (including Eclipsys) has accelerated, terminated, modified, or canceled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) to which Eclipsys is a Party or by which it is bound;

                  (b) Eclipsys has not delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

                  (c) Eclipsys has not canceled, compromised, waived, or released any right or claim (or series of related rights and claims) outside the Ordinary Course of Business;

                  (d) Except for the three-for-two stock split by way of dividend adopted by the Board of Directors on May 19, 1997, Eclipsys has not (i) issued, sold, or otherwise disposed of any of its capital stock, or (ii) granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock, or (iii) declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or (iv) redeemed, purchased, or otherwise acquired any of its capital stock;

                  (e) Eclipsys has not made any loan to or agreement with any of its directors, officers, or employees and it has not entered into any other transaction with any of its directors, officers or employees outside the Ordinary Course of Business;

                  (f) Except for stock options granted in the Ordinary Course of Business pursuant to its stock option plan, and the adoption by the Board of Directors on May 19, 1997 of the 1997 Management Incentive Compensation Plan, Eclipsys has not granted any increase in the base compensation of, or bonuses out of the Ordinary Course of Business to, or made any other changes in the employment or consulting terms of any of its directors or officers;

                  (g) Eclipsys has not made or pledged to make any charitable or other capital contribution;

                  (h) Eclipsys has performed in all material respects all of its obligations under agreements, contracts, leases, licenses and instruments relating to or affecting its properties, assets and business and has not changed materially the prices or offer terms of sale or license of any of its products;

                  (i) Eclipsys has maintained its books of account and records in the usual, regular and ordinary manner; and

                  (j) Eclipsys is not under any legal obligation, whether written or oral, to do any of the foregoing.

          3.10 Undisclosed Liabilities. Except with regard to the Alltel Merger, the transactions and financings in connection with the Alltel Merger and the business of Alltel Healthcare acquired pursuant to the Alltel Merger (with respect to which no representation or warranty is hereby given), and except as disclosed on Section 3.7 to the Eclipsys Disclosure Schedule, Eclipsys does not have any Liability (and to the Knowledge of Eclipsys, there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against it giving rise to any Liability), except for
(i) Liabilities set forth on the face of the most recent balance sheet included in the Eclipsys Financial Statements and (ii) Liabilities which have arisen after March 31, 1997 in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).

          3.11 Intellectual Properly. Except for the software acquired pursuant to the Alltel Merger, Eclipsys' software products consist principally of software licensed to Eclipsys pursuant to a certain Information Systems Technology License, dated May 3, 1996, by and among Partners HealthCare System, inc., a Massachusetts not for profit corporation, Brigham and Women's Hospital, Inc., a not for profit Massachusetts corporation and Eclipsys (f/k/a Integrated Healthcare Solutions, inc.) (the "Partners' License"), Eclipsys has the continuing valid and legal right to use pursuant to the Partners License the software licensed thereby for the operation of its businesses as presently conducted and as proposed to be conducted. No action, suit, proceeding, hearing, investigation, charge, complaint or demand is pending or, to the Knowledge of Eclipsys, threatened which challenges the legality, validity, or enforceability of the Partners' License. Neither Eclipsys nor, to the Knowledge of Eclipsys, the licensors under the Partners' License, are in any material respect in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification or acceleration, thereunder.

          3.12 Contracts. With respect to each contract, agreement and instrument of Eclipsys which involves on the part of any Person provision of goods or services or payment of money in excess of $20,000, excluding any and all contracts, agreements and instruments acquired in connection with the Alltel Merger, each such contract, agreement and instruments (A) is legal, valid, binding, enforceable, and in full force and effect, (B) neither Eclipsys, nor to Eclipsys' Knowledge any other Party thereto, is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under such contract and agreement, and (C) no Party has repudiated any provision of such contract or agreement.

          3.13 Certain Business Relationships with Eclipsys. None of the stockholders, employees, officers or directors of Eclipsys have been involved in any business arrangement or relationship with Eclipsys within the past 12 months with regard to the business of Eclipsys (other than the business acquired pursuant to the Alltel Merger), and none of such Persons owns any asset, tangible or intangible, which is used in the business (other than the business acquired pursuant to the Alltel Merger) of Eclipsys, except for the Partners' License and a certain Technical Services Agreement, and a certain Partners' Affiliates Assistance Agreement, both dated May 3, 1996, by and among the parties to the Partners License, and certain affiliates.

          3.14 Disclosure. The representations and warranties contained in this
Article 3 do not, in light of the other information regarding Eclipsys made available to SDK and the Selling Stockholders, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make a statement or information contained in this Article 3 not misleading.

                                    ARTICLE 4

                               REPRESENTATIONS AND
                                WARRANTIES OF SDK

          SDK, Michael B. Kaufman and Claudia Kaufman each jointly and severally represents, and each of the other Selling Stockholders, together with SDK, Michael B. Kaufman and Claudia, jointly and severally warrants, to Eclipsys that the statements contained in this Article 4 are correct and complete as of the date hereof, except as set forth in the disclosure schedule delivered by the Selling Stockholders and SDK to Eclipsys on the date hereof (the "SDK Disclosure Schedule"). In addition, subject to Section 8.15 below, each Selling Stockholder other than Michael B. Kaufman and Claudia Kaufman represents that, as applied to such Selling Stockholder, the statements made in Sections 4.1(a), 4.1(b), 4.2, 4.3, 4.9, 4.10(e), 4.18, 4.24 and 4.26 with respect to "Selling Stockholders" or any "Selling Stockholder," are complete and correct. Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Disclosure Schedule identifies the exception with particularity. The Disclosure Schedule will be arranged in paragraphs corresponding to the numbered paragraphs contained in this Article 4.

          4.1     Organization. Qualification. Corporate Power. Competence. Etc.

                  (a) SDK is a corporation duly organized, validly existing, and in good standing under the laws of The Commonwealth of Massachusetts. SDK is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the failure to so qualify or obtain authorization would not have a Material Adverse Effect on SDK. SDK has full corporate power and authority and all licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and to own and use the properties owned and used by it and to execute, deliver and perform this Agreement and each of the other Acquisition Documents to which it is a Party. Each of the Selling Stockholders that is a natural person has the requisite legal and mental capacity to execute, deliver and perform this Agreement and each of the other Acquisition Documents to which it is a Party. Each of the Selling Stockholders that is a trust has full power and authority, acting through the trustee or trustees who have executed this Agreement on its behalf, to execute, deliver and perform this Agreement and each of the other Acquisition Documents to which it is a Party.

                  (b) This Agreement and the other Acquisition Documents have been duly executed and delivered by SDK and each of the Selling Stockholders, and constitute the legal, valid and binding obligations of SDK and the Selling Stockholders, enforceable against each of them in accordance with their respective terms.

                  (c) Section 4.1 of the Disclosure Schedule lists the directors and officers of SDK. SDK has delivered to Eclipsys correct and complete copies of the Articles of Organization, by-laws of SDK (each as amended to date), minute books, stock certificate books and stock record books of SDK. The minute books (containing the records of meetings of the stockholders, the board of directors, and any committees of the board of directors) are, to the Knowledge of the Selling Stockholders, correct and complete, and the stock certificate books and the stock record books of SDK are correct and complete. SDK is not in default under or in violation of any provision of its Articles of Organization or bylaws.

          4.2 Capitalization. The entire authorized capital stock of SDK consists of (a) 5,000 SDK Voting Common Shares, of which 5,000 shares are issued and outstanding, (b) 700,000 SDK Non-Voting Common Shares, of which 505,500 shares are issued and outstanding, and (c) 2,500 SDK Preferred Shares, of which 2,500 shares are issued and outstanding. Section 4.2 of the Disclosure Schedule lists each stockholder of SDK and the number of shares of each class or series of stock owned by each stockholder. All of the SDK Voting Common Shares, SDK Non-Voting Common Shares and SDK Preferred Shares (collectively, the "SDK Shares") have been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record and officially and lawfully by the respective Selling Stockholders as set forth in Section 4.2 of the Disclosure Schedule, free and clear of all pledges, liens, encumbrances, charges or other security interests. The designations, powers, preferences, rights, qualifications, limitations and restrictions in respect of each class and series of authorized capital stock of SDK are as set forth in SDK's Articles of Organization, a copy of which has been furnished to Eclipsys, and all such designations, powers, preferences, rights, qualifications, limitations and restrictions are valid, binding and enforceable and in accordance with all applicable laws. Except as set forth in Section 4.2 of the Disclosure Schedule,
(i) no person owns of record or is known to SDK or the Selling Stockholders to own beneficially any shares of capital stock of SDK, (ii) no subscription, warrant, option, convertible security, or other right (contingent or other) to purchase or otherwise acquire equity securities of SDK is authorized or outstanding, (iii) there is no commitment by SDK to issue shares, subscriptions, warrants, options, convertible securities, or other such rights or to distribute to holders of any of its equity securities any evidence of indebtedness or asset, and (iv) there is no written or oral agreement by any Selling Stockholder to sell or transfer any SDK Shares to any third Person. SDK has no obligation (contingent or other) to purchase, redeem or otherwise acquire any of its equity securities or any interest therein or to pay any dividend or make any other distribution in respect thereof. To the Knowledge of SDK and the Selling Stockholders, there are no voting trusts or agreements, stockholders, agreements, pledge agreements, buy-sell agreements, rights of first refusal, preemptive rights or proxies relating to any securities of SDK (whether or not SDK is a party thereto). All of the outstanding securities of SDK were issued in compliance with all applicable Federal and state securities laws.

          4.3 Noncontravention. Neither the execution and the delivery of this Agreement or the other Acquisition Documents, nor the consummation of the transactions contemplated hereby or thereby, will (a) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which SDK or any Selling Stockholder is subject or any provision of the charter or bylaws of SDK or trust instrument of any Selling Stockholder that is a trust (b) result in a breach of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify, or cancel, or require any notice or consent under any agreement, contract, lease, license, instrument, or other arrangement to which SDK or any Selling Stockholder is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets). Neither SDK nor any Selling Stockholder is required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

          4.4 Title to Assets. SDK has good title to, or a valid leasehold interest in or license to, all properties and assets (a) used by it on the operations of its business, (b) located on its premises (except personal items not material to the operations of the business), (c) shown on the Most Recent Balance Sheet or (d) acquired after the date thereof, free and clear of all Security Interests, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet.

          4.5 Subsidiaries. SDK does not have any Subsidiaries, operating or otherwise, and does not own any capital stock or other equity interest in any Person, and is not a partner, joint venturer or member in any joint venture, partnership or other enterprise.

          4.6 Financial Statements. SDK has delivered separately to Eclipsys the following SDK financial statements (collectively the "SDK Financial Statements"): (i) audited balance sheets and statements of operations and retained earnings, and cash flow as of and for the fiscal years ended April 30, 1995 and April 30, 1996 (the last being the "Most Recent Audited Fiscal Year End"); and (ii) unaudited balance sheets and statements of operations and retained earnings, and cash flow (the "Most Recent Financial Statements") as of and for the fiscal year ended April 30, 1997 (the "Most Recent Fiscal Year End"). The SDK Financial Statements (including the notes thereto) have been prepared in accordance with generally accepted accounting principles (except, in the case of the Most Recent Financial Statements, for the lack of footnotes and normal audit adjustments) applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of SDK as of such dates and the results of operations of SDK for such periods.

          4.7 Events Subsequent to Most Recent Fiscal Year End. Since the Most Recent Fiscal Year End, there has not been any Material Adverse Effect in the business, financial condition, operations, results of operations, or future prospects of SDK and SDK has not engaged in or been party to any agreement or occurrence outside the Ordinary Course of Business. Without limiting the generality of the foregoing, since that date:

                  (a) No Person (including SDK) has accelerated, terminated, modified, or canceled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) to which SDK is a Party or by which it is bound;

                  (b) SDK has not delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

                  (c) SDK has not canceled, compromised, waived, or released any right or claim (or series of related rights and claims) outside the Ordinary Course of Business;

                  (d) Except for profit sharing distributions and bonuses not in excess of $425,000 in the aggregate, SDK has not (i) issued, sold, or otherwise disposed of any of its capital stock, or (ii) granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock, or (iii) declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or (iv) redeemed, purchased, or otherwise acquired any of its capital stock;

                  (e) SDK has not made any loan to or agreement with any of its directors, officers, or employees and it has not entered into any other transaction with any of its directors, officers or employees outside the Ordinary Course of Business;

                  (f) Except for profit sharing distributions and bonuses not in excess of $425,000 in the aggregate, SDK has not granted any increase in the base compensation of, or bonuses out of the Ordinary Course of Business to, or made any other changes in the employment or consulting terms of any of its directors, officers, employees or independent contractors;

                  (g) SDK has not made or pledged to make any charitable or other capital contribution;

                  (h) SDK has performed in all material respects all of its obligations under agreements, contracts, leases, licenses and instruments relating to or affecting its properties, assets and business and has not changed materially the prices or offer terms of sale or license of any of its products;

                  (i) SDK has maintained its books of account and records in the usual, regular and ordinary manner; and

                  (j) SDK is not under any legal obligation, whether written or oral, to do any of the foregoing.

          4.8 Undisclosed Liabilities. SDK does not have any Liability (and to the Knowledge of SDK and the Selling Stockholders there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against it giving rise to any Liability), except for
(i) Liabilities set forth on the face of the Most Recent Balance Sheet and (ii) Liabilities which have arisen after the Most Recent Fiscal Month End in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).

          4.9 Legal Compliance. SDK has complied (including without limitation in its capacity as a tenant), with all applicable laws (including rules, regulations, codes, plans,. injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments, (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against it alleging any failure so to comply. Except as set forth on Section 4.9 of the Disclosure Schedule, no consent, approval or authorization of, or registration, qualification or filing with, any governmental agency or authority is required for the execution and delivery of this Agreement by SDK or any Selling Stockholder or for the consummation by SDK of the transactions contemplated hereby or thereby. All of SDK's rights under all of its permits, approvals and licenses, both governmental and private, related to the operation of its business will continue unimpaired by the merger contemplated hereby, except as set forth in Section 4.9 of the Disclosure Schedule.

          4.10    Tax Matters.

                  (a) SDK has filed all Tax Returns that it was required to file, including, without limitation, any Tax Returns required to be filed with any state. All such Tax Returns were correct and complete in all respects. All Taxes owed by SDK (whether or not shown on any Tax Return) have been paid. SDK currently is not the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where SDK does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of SDK that arose in connection with any failure (or alleged failure) to pay any Tax.

                  (b) SDK has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other Third Party.

                  (c) Neither SDK nor any Selling Stockholder expects or has reason to believe that any authority may assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of SDK either (i) claimed or raised by any authority in writing or (ii) as to which SDK or any of the Selling Stockholders has Knowledge. Section 4.10 of the Disclosure Schedule lists all federal, state, local, and foreign income Tax Returns filed with respect to SDK for taxable periods ended on or after April 30, 1991, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit SDK has delivered to Eclipsys correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by SDK since April 30, 1991.

                  (d) SDK has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

                  (e) None of the Selling Stockholders is a person other than a United States person within the meaning of the Code and the transactions contemplated hereby are not subject to the withholding provisions of Section 3406 or Subchapter A of Chapter 3 of the Code.

          4.11 Real Property. Except for the leases described in Section 4.14 of the Disclosure Schedule and the Lease, SDK does not own or lease any real property.

          4.12    Intellectual Property.

                  (a) List of Intellectual Property. Section 4.12(a) of the Disclosure Schedule lists or describes the following Intellectual Property owned or used by SDK and material to the operations of its business: (i) all Patents;
(ii) all Trademarks; (iii) all copyrightable works, all copyrights, rights and interests in copyrights and all applications, registrations, recordings and renewals in connection therewith; (iv) all mask works and all applications, registrations, recordings and renewals in connection therewith; (v) all computer software and applications, including all versions, new releases and/or enhancements thereof, and all user documentation and manuals in connection therewith except "off-the-shelf' software products sold by third parties; (vi) each license, agreement or other permission which SDK has granted to or received from any third Person with respect to any of its Intellectual Property; and
(vii) each agreement or arrangement under which SDK uses Intellectual Property of another Person pursuant to license, sublicense, distribution agreement or permission.

                  (b) Sufficiency and Ownership of Intellectual Property. SDK owns or has the continuing valid and legal right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property used in the operation of its business. Except as set forth in Section 4.12(b) of the Disclosure Schedule, with respect to each item of Intellectual Property: (i) SDK either possesses all right, title, and interest in and to the item, free and clear of any encumbrance, license or other restriction or otherwise has sufficient rights to use such items pursuant to license or permission as may be necessary in connection with the operation of SDK's business; (ii) the item is not subject to any outstanding injunction, judgment, order, decree, ruling or charge; (iii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand is pending or is, to the Knowledge of SDK or any Selling Stockholder, threatened which challenges the legality, validity, enforceability, use or ownership of the item; (iv) SDK has not agreed to indemnify any Person for or against any interference, infringement, misappropriation or other conflict with respect to the item; and (v) SDK has not granted any exclusive license of any kind in and to such item of Intellectual Property to any Third Person. Each Trademark application and registration and each Patent application and issued patent is being diligently prosecuted or exists in good standing.

                  (c) Non-infringement of intellectual Property. SDK has not in the conduct of its business and its Intellectual Property has not interfered with, infringed upon, or misappropriated any patent, copyright, trade secret or other intellectual property rights of third persons, and SDK has never received any claim, demand or notice alleging any such interference, infringement, misappropriation or violation (including any claim that it must license or refrain from using any such rights of any third party). Except as set forth in
Section 4.12(c) of the Disclosure Schedule, to the Knowledge of SDK and the Selling Stockholder, no Third Person has interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property or license and distribution rights of SDK with respect to or in connection with the business of SDK as currently or previously conducted.

                  (d) Copyrightable Materials. All persons who have worked on copyrightable material developed by or for SDK, including without limitation software programs which are used in or are material to the conduct of the business of SDK, have either (i) been employees of SDK at the time such materials were conceived, authored, designed, created or reduced to practice,
(ii) duly assigned to SDK all right, title and interest in such materials, or
(iii) duly executed work-for-hire agreements vesting in SDK title to such materials under applicable provisions of U.S.
copyright law.

                  (e) Enforceability of Licenses. Etc. With respect to each item of Intellectual Property that is the subject of any license, sublicense, agreement or permission: (i) each such license, sublicense, agreement or permission covering the item is legal, valid, binding, enforceable, and in full force and effect against SDK and, to the knowledge of SDK and the Selling Stockholders, any other parties thereto; (ii) no breach, default, termination or loss or change of rights or benefits shall occur with respect to such license, sublicense, agreement or permission as a result of the consummation of the transactions contemplated by this Agreement; (iii) neither SDK nor, to the knowledge of SDK and the Selling Stockholders, any other party to the license, sublicense, agreement or permission is in any material respect in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification or acceleration thereunder; (iv) SDK has not received any notice that a party to the license, sublicense, agreement or permission has repudiated any provision thereof; (v) with respect to each sublicense, the representations and warranties set forth in clauses (i) through (iv) above are true and correct with respect to the underlying license; (vi) SDK has not received any notice that the underlying item of intellectual Property is subject to any outstanding injunction, judgment, order, decree, ruling or charge; (vii) SDK has not received any notice that any action, suit' proceeding, hearing, investigation, charge, complaint, claim or demand is pending or is threatened which challenges the legality, validity or enforceability of the underlying item of intellectual Property; and
(viii) SDK has not granted any sublicense or similar right with respect to the license, sublicense, agreement or permission.

          4.13 Distributions to Shareholders. Section 4.13 of the Disclosure Schedule sets forth the amount of the distributions made by SDK to shareholders (including any bonuses paid or accrued to Selling Stockholders who are employees or SDK) for the fiscal years ended April 30, 1997, April 30, 1996 and April 30, 1995 and for the period from April 30, 1997 through the Closing.

          4.14 Contracts, Etc. Section 4.14 of the Disclosure Schedule lists and briefly describes all contracts, agreements and instruments, written and oral, to which SDK is a Party and which involve on the part of any Person provision of goods or services or payment of money in excess of $20,000 or which, if breached, could result in damages or loss of benefits to SDK in excess of $20,000 (the "SDK Contracts"), and sets forth, as to each contract, agreement or instrument, whether consummation of the transactions contemplated hereby will require consent of any

Third Person to avoid the occurrence of a breach or default of, or termination or change of rights or benefits under such contract, agreement or instrument. SDK has delivered to Eclipsys a correct and complete copy of each written agreement listed in Section 4.14 of the Disclosure Schedule (as amended to date) and a written summary setting forth the terms and conditions of each oral agreement referred to in Section 4.14 of the Disclosure Schedule. With respect to each SDK Contract: (A) the SDK Contract is legal, valid, binding, enforceable, and in full force and effect; (B) no breach, default, termination or loss or change of rights or benefits shall occur with respect to such SDK Contract as a result of the consummation of the transactions contemplated hereby; (C) SDK is not, and to SDK and the Selling Stockholder's Knowledge, no other Party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the SDK Contract; (D) no Party has repudiated any provision of the SDK Contract; and (E) SDK does not owe (and to the Knowledge or SDK and the Selling Stockholders there is no Basis for) any penalty or similar changes for delays in delivery of any product or service or any indemnification obligations under such SDK Contract.

          4.15 Notes and Accounts Receivable. All notes and accounts receivable of SDK are reflected properly on its books and records, are valid receivables subject to no setoffs or counterclaims, and are current and collectible in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the Most Recent Balance Sheet as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of SDK.

          4.16 Powers of Attorney. There are no outstanding powers of attorney executed on behalf of SDK.

          4.17 Insurance. SDK has delivered to Eclipsys each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which SDK has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past two years. With respect to each such insurance policy: (i) the policy is legal, valid, binding, enforceable, and in full force and effect; (ii) the policy will not be in default or breach, and no loss or change of benefits or rights shall occur with respect to such policy as a result of the consummation of the transactions contemplated hereby; (iii) neither SDK nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (iv) no party to the policy has repudiated any provision thereof. SDK has been covered during the past five years by insurance in the amounts set forth in Section A.17 of the Disclosure Schedules. Section 4.17 of the Disclosure Schedule describes any self-insurance arrangements affecting SDK.

          4.18 Litigation. Section 4.18 of the Disclosure Schedule sets forth each instance in which SDK (a) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (b) is a party or is threatened in writing (or to the Knowledge of SDK or the Selling

Stockholders, threatened orally) to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. None of the actions, suits, proceedings, hearings, and investigations set forth in Section 4.20 of the Disclosure Schedule could result in any Material Adverse Effect or attempts to restrain or prevent or could interfere with the transactions contemplated by this Agreement None of the Selling Stockholders has any Knowledge of any reason that any such action, suit, proceeding, hearing, or investigation may be brought or threatened against SDK, and no Selling Stockholder (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or is threatened in writing (or to the Knowledge of such Selling Stockholder, threatened orally) to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator, that attempts to restrain or prevent or could interfere with the transactions contemplated by this Agreement.

          4.19 Product Liability. SDK does not have any Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against it giving rise to any Liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, licensed or delivered by SDK.

          4.20 Employees. SDK is not a party to or bound by any collective bargaining agreement, nor has it experienced during the last five years any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. SDK has not during the last five years committed any unfair labor practice. Neither SDK nor the Selling Stockholders has any Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of SDK. During the last five years, no former employee of SDK has asserted any claims against either the Selling Stockholders or SDK arising from his or her termination of employment, and none of the Selling Stockholders or SDK has any Knowledge of facts that would give rise to or reason to believe of the existence of any such claims that might be asserted in the future.

          4.21    Employee Benefits.

                  (a) Section 4.21 of the Disclosure Schedule lists each Employee Benefit Plan that SDK maintains or to which SDK contributes. (i) Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) complies in form and in operation in all respects with the applicable requirements of ERISA, the Code, and other applicable laws. (ii) All required reports and descriptions (including Form 5500 Annual Reports, Summary Annual Reports, PBGC-1s, and Summary Plan Descriptions) have been filed or distributed appropriately with respect to each such Employee Benefit Plan. The requirements of Part 6. of Subtitle B of Title 1 of ERISA and of Code ss.4980B have been met with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan. (iii) All contributions (including all employer contributions and employee salary reduction contributions) which are due have been paid to each such Employee Benefit Plan which is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date which are not yet due have been paid to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of SDK. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan. (iv) Each such Employee Benefit Plan which is an Employee Pension Benefit Plan meets the requirements of a "qualified plan" under Code ss.401(a) and has received a favorable determination letter from the Internal Revenue Service applicable to such Plan in its current form and no events have occurred since issuance of such letter which would cause it to no longer remain in full force and effect (v) The market value of assets under each such Employee Benefit Plan which is an Employee Pension Benefit Plan (other than any Multi-employer
Plan) equals or exceeds the present value of all vested and nonvested Liabilities thereunder determined in accordance with PBGC methods, factors, and assumptions applicable to an Employee Pension Benefit Plan terminating on the date for determination. (vi) SDK has delivered to Eclipsys correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the internal Revenue Service, the most recent Form 5500 Annual Report, and all related trust agreements, insurance contracts, and other funding agreements which implement each such Employee Benefit Plan.

                  (b) With respect to each Employee Benefit Plan that SDK maintains or ever has maintained or to which it contributes, ever has contributed, or ever has been required to contribute: (i) No such Employee Benefit Plan which is an Employee Pension Benefit Plan (other than any Multi-employer Plan) has been completely or partially terminated or been the subject of a Reportable Event as to which notices would be required to be filed with the PBGC. No proceeding by the PBGC to terminate any such Employee Pension Benefit Plan (other than any Multi-employer Plan) has been instituted or threatened. (ii) To the best of SDK's Knowledge, after diligent inquiry, there have been no Prohibited Transactions with respect to any such Employee Benefit Plan. No Fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or threatened. Neither SDK nor any of the Selling Stockholders has any Knowledge of any Basis for any such action, suit, proceeding, hearing, or investigation. (iii) SDK has not incurred, and none of the Selling Stockholders and the directors or officers (or employees with responsibility for employee benefits matters) of SDK has no Basis to expect that SDK will incur, any Liability to the PBGC (other than PBGC premium payments) or otherwise under Title IV of ERISA (including any withdrawal Liability) or under the Code with respect to any such Employee Benefit Plan which is an Employee Pension Benefit Plan.

                  (c) SDK does not contribute to, ever has contributed to, or ever has been required to contribute to any Multi-employer Plan or has any Liability (including withdrawal Liability) under any Multi-employer Plan.

                  (d) SDK does not maintain or ever has maintained or contributes, ever has contributed, or ever has been required to contribute to any Employee Welfare Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, or their dependents (other than in accordance with Code ss.4980B).

          4.22 Brokers. SDK has not retained, utilized or been represented by any broker or finder in connection with the transactions contemplated by this Agreement

          4.23 Guaranties. SDK is not a guarantor or otherwise is liable for any Liability or obligation (including indebtedness) of any other Person.

          4.24 Certain business Relationships with SDK. Except for employment arrangements and the lease of its premises, none of the Selling Stockholders or any of their Affiliates has been involved in any business arrangement or relationship with SDK within the past 12 months, and none of the Selling Stockholders or any of their Affiliates owns any asset, tangible or intangible, which is used in the business of SDK.

          4.25    Environmental Liabilities.

                  (a) Except as set forth in Section 4.25 to the Disclosure Schedule, SDK has not used, stored, treated, transported, manufactured, refined, handled, produced or disposed of any Hazardous Materials or Petroleum Products, as hereinafter defined, on, under, at, from or in any way affecting real property owned or leased by SDK or otherwise, in any manner which at the time of the action in question violated any Environmental Law, as defined hereinafter, governing the use, storage, treatment, transportation, manufacture, refinement, handling, production or disposal of Hazardous Materials or Petroleum Products, or created a condition of contamination on such real property, and, to the Knowledge of SDK and the Selling Stockholders, no prior owner of such real estate or any tenant, subtenant, prior tenant, prior subtenant, abutter or prior abutter thereof has used Hazardous Materials or Petroleum Products on, under, at, from or in any way affecting such real estate, in any manner which at the time of the action in question violated any Environmental Law governing the use, storage, treatment, transportation, manufacture, refinement, handling, production or disposal of Hazardous Materials or Petroleum Products, or created a condition of contamination on such real estate.

                  (b) Neither SDK nor any Selling Stockholder has any Knowledge of any obligations or liabilities of SDK, matured or not matured, absolute or contingent, assessed or unassessed, arising from or relating to any Environmental Laws, which could now reasonably be expected to have a Material Adverse Effect upon its business, and there are no pending claims against SDK, and no currently outstanding citations, notices or orders including, without limitation, notice letters, administrative orders, information requests or notices of potential responsibility, have been issued against SDK, which, in the case of any of the foregoing, have been or are imposed by reason of or based upon any provision of any Environmental Laws.

                  (c) SDK has complied with all requirements of the Environmental Laws; including, without limitation, any notification requirements under such laws; SDK has obtained all necessary permits and licenses with respect to the operation of its business that are required by such Environmental Laws; and such permits and licenses are in full force and effect.

          4.26 Investment Representations and Warranties. Each Selling Stockholder who will be receiving any Share Consideration in connection with the transactions contemplated hereby represents, warrants, acknowledges and covenants as follows:

                  (a) he, she or it has sufficient knowledge and experience so as to be able to evaluate the risks and merits of its investment in Eclipsys, and he, she or it is able financially to bear the risks thereof;

                  (b) he, she or it has had an opportunity to discuss Eclipsys' business, management and financial affairs with its management, and to ask such questions of Eclipsys as he, she or it deems necessary or appropriate;

                  (c) the Eclipsys Common Shares being purchased by him, her or it are being acquired for his, her or its own account for the purpose of investment and not with a view to or for sale in connection with any distribution thereof;

                  (d) he, she or it understands that (i) the Eclipsys Common Shares have not been registered under the Securities Act by reason of their issuance in a transaction exempt from the registration requirements of the Securities Act pursuant to Section 4(2) or other exemption therefrom, (ii) the Eclipsys Common Shares must be held indefinitely unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration, (iii) the stock certificates evidencing the Eclipsys Common Shares will bear a legend to such effect and (iv) Eclipsys will make a notation on its transfer books to such effect; and

                  (e) he, she or it is a resident of or domiciled in Massachusetts and received the offer constituted by this Agreement, and negotiated this Agreement, in Massachusetts.

          4.27 Disclosure. The representations and warranties contained in this
Article 4 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article 4 not misleading.


                                    ARTICLE 5

         COVENANTS: CONDITIONS PRECEDENT TO CLOSING: CLOSING DELIVERIES

          5.1 Conduct of Business. From the date hereof until the earlier of the Closing or the termination of this Agreement pursuant to Section 5.8 below, and except as otherwise consented to or approved by Eclipsys in writing, which consent shall not be unreasonably withheld or delayed, SDK shall not engage in any practice, take an action, embark on any course of action, or enter into any transaction outside the Ordinary Course of Business, except that it may pay a bonus to Michael B. Kaufman and profit-sharing payments to its employees in aggregate amounts not to exceed $425,000.

          5.2 Efforts: Access. Without limiting the specific obligations of any Party hereto under any agreement or covenant hereunder, each of the Parties hereto shall use its respective reasonable efforts to take all action and do such acts and things necessary in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the conditions to Closing set forth in Sections 5.4 and 5.5 below). Until the Closing or termination of this Agreement, each of Eclipsys and SDK agrees to provide to the other such access and information with regard to its business and affairs, and books and records, as the other may reasonably request from time to time.

          5.3 Discussion with Others. From the date hereof until the earlier of June 30, 1997 or the termination of this Agreement pursuant to Section 5.8 below, neither SDK nor any of the Selling Stockholders shall: (a) discuss, solicit, initiate, or encourage the submission of any proposal or offer from any third Person concerning the sale or acquisition of any capital stock or other voting securities, or any significant assets of, SDK (including any acquisition structured as a merger, consolidation, or share exchange); or (b) engage or participate in any discussions or negotiations regarding, enter into any agreement with respect to, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any third Person to do or seek any of the foregoing. SDK shall immediately notify Eclipsys if any third Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

          5.4 Conditions Precedent to Closing by Eclipsys. The obligation of Eclipsys to consummate the transactions contemplated hereby is subject to the satisfaction of each of the following conditions prior to or at the Closing: (a) The representations and warranties of SDK and the Selling Stockholders made hereunder (including the Disclosure Schedule and all other Schedules hereto) shall be true in all material respects at and as of the Closing Date, with the same force and effect as though made at and as of the Closing Date, except for updates or changes agreed to in writing by Eclipsys; (b) No injunction, restraining order or decree of any nature of any court or governmental or regulatory authority, or any claim, controversy or allegation of any third Person shall exist against Eclipsys, SDK or any Selling Stockholder that restrains, prevents, challenges or materially adversely changes any of the transactions contemplated hereby; (c) The consummation of the transactions contemplated hereunder shall not be in violation of (i) any applicable agreement, law, statute, rule or regulation for which a waiver or consent has not been obtained by Eclipsys or SDK if such violation would make illegal or otherwise impair or prevent the consummation of the Acquisition or have a Material Adverse Effect on the business, prospects, operations or financial condition of Eclipsys or SDK (including without limitation, as to Eclipsys, the consent and waiver of the holders of the Series B and Series C 8.5% Cumulative Redeemable Preferred Stock under its corporate charter, the consent and waiver of First Union National Bank, and the consent of the requisite parties to the Stockholders Agreement and Registration Rights Agreement necessary for the effectiveness of the amendments thereto contemplated by Section 5.6(j) and (k) below) or (ii) its corporate charter unless such violation has been waived; (d) SDK and the Selling Stockholders shall have executed and/or delivered all of the agreements, instruments and other documents, and other deliveries, required of each of them under Section 5.6 below or elsewhere expressly required of any of them under this Agreement, and such other agreements, instruments and documents as Eclipsys may reasonably request in order to fulfill the intents and purposes of this Agreement; and (e) Eclipsys shall have received such comfort from its auditors as it shall have deemed reasonably necessary to the effect that the non-qualified stock options to be granted to Michael B. Kaufman pursuant to his employment agreement shall not cause Eclipsys to incur a charge to earnings.

          5.5 Conditions Precedent to Closing by SDK and the Selling Stockholders. The obligation of SDK and the Selling Stockholders to consummate the transactions contemplated hereby is subject to the satisfaction of each of the following conditions prior to or at the Closing: (a) The representations and warranties of Eclipsys made hereunder (including all Schedules hereto) shall be true in all material respects at and as of the Closing Date, with the same force and effect as though made at and as of the Closing Date, except for updates or changes agreed to in writing by SDK and the Stockholder Representative; (b) No injunction, restraining order or decree of any nature of any court or governmental or regulatory authority, or any claim, controversy or allegation of any third Person, shall exist against Eclipsys, SDK or any Selling Stockholder that restrains, prevents, challenges or materially adversely changes any of the transactions contemplated hereby; (c) The consummation of the transactions contemplated hereunder shall not be in material violation of any applicable agreement, law, statute, rule or regulation for which a waiver has not been obtained if such violation would make illegal or otherwise impair or prevent the consummation of the Acquisition or have a Material Adverse Effect on the business, prospects, operations or financial condition of Eclipsys or SDK; (d) Eclipsys shall have executed and/or delivered all of the agreements, instruments and other documents, and other deliveries, required of it under Section 5.6 below or elsewhere expressly required of it under this Agreement; (e) Michael B. Kaufman shall have obtained the execution by the other Selling Stockholders of an SDK Selling Stockholders Agreement substantially in the form made available to Eclipsys on or about the date hereof, and (f) the documents required by
Section 5.6(e)(r) and (s) shall have been delivered.

          5.6 Deliveries at Closing. The following executed agreements, instruments and other documents, and other deliveries, shall be made or delivered, as the case may be, at or prior to the Closing, delivery of which by the Party or Parties required to deliver such shall be a condition precedent to the other Party's obligation to close the transactions contemplated hereby.

                  (a) Performance Certificates. Eclipsys and the Selling Stockholders shall deliver a certificate of a proper officer of Eclipsys and SDK, as the case may be, each dated as of the Closing Date, each certifying to the effect that the respective Parties' representations and warranties, conditions and covenants contained in Articles 3 and 4 hereof are true and correct as of the Closing Date;

                  (b) Allocation Certificate. The Selling Stockholders shall deliver the Allocation Certificate executed by each Selling Stockholder;

                  (c) Opinion of Counsel for Eclipsys. Eclipsys shall deliver an opinion of Goulston & Storrs, counsel for Eclipsys, dated as of the Closing Date, addressed to SDK and the Selling Stockholders, in a form reasonably satisfactory to the Selling Stockholders;

                  (d) Opinions of Counsel for the Michael Kaufman Group. The Selling Stockholders shall deliver an opinion of Goldstein & Manello, P.C., special counsel to the Michael Kaufman Group, dated as of the Closing Date and addressed to Eclipsys, in a form reasonably satisfactory to Eclipsys but including without limitation a satisfactory opinion as to the enforceability of the Kaufman Reimbursement Agreement;

                  (e) Opinion of Counsel for other Selling Stockholders. ln the case of each Selling Stockholder that is a trust (a "Selling Stockholder Trust"), the Selling Stockholders shall cause such trust to deliver an opinion of counsel to the trust, dated as of the Closing Date and addressed to Eclipsys, and opining, among other things, that the transaction will not violate the terms of the governing trust instrument or any provisions of law applicable to the trust, which opinion shall be satisfactory in form and substance to Eclipsys and shall be from counsel acceptable to Eclipsys;

                  (f) Cash Consideration. Eclipsys shall deliver (i) immediately available funds in the amount of $2,558.000 payable as set forth on the Allocation Certificate (or, in the absence of an Allocation Certificate, pro rata); and (ii) the Buyer Notes;

                  (g) Share Consideration. Eclipsys shall deliver stock certificates of Eclipsys evidencing the Share Consideration, in the respective names and amounts as are set forth on the Allocation Certificate;

                  (h) Employment and Options Agreements. Eclipsys and Michael B. Kaufman shall execute and deliver an Employment Agreement in the form of Exhibit D-1 hereto (the "Employment Agreement"), and an Incentive Stock Option Agreement and Non-Qualified Stock Option Agreement between Eclipsys and Michael B. Kaufman in the form of Exhibits D-2 and D-3, respectively (collectively the "Option Agreements");

                  (i) Noncompete, Confidentiality and Non-Disclosure Agreements. The Selling Stockholders shall deliver Noncompete, Confidentiality and Non-Disclosure Agreements between SDK and each of its employees who is a Selling Stockholder, m a form satisfactory to Eclipsys;

               (j) Amendment No 1 to Stockholders Agreement. Eclipsys and the Michael Kaufman Group shall execute and deliver Amendment No. 1 to the Stockholders Agreement in substantially the form attached as Exhibit E hereto, and Eclipsys shall have obtained the consent thereto of the other parties to the Stockholders Agreement necessary for the effectiveness of such amendment;

               (k) Amendment No. 1 to Registration Rights Agreement. Eclipsys and the Michael Kaufman Group shall execute and deliver Amendment No. 1 to the Registration Rights Agreement in substantially the form attached as Exhibit F hereto, and Eclipsys shall have obtained the consent thereto of the other parties to the Stockholders Agreement necessary for the effectiveness of such amendment;

               (l) Lease or Lease Guaranty. Eclipsys shall execute and deliver, and the Selling Stockholders shall cause to be executed and delivered, a lease agreement in substantially the form of the current lease agreement between SDK and New Realty Trust, as amended to incorporate the terms set forth in the memorandum attached as Exhibit G hereto (as so amended, the "Lease");

               (m) Tax Agreement. Eclipsys and those Selling Stockholders receiving Share Consideration shall deliver a Tax Agreement in the form of Exhibit H hereto;

               (n) Kaufman Reimbursement Agreement. The Kaufman Group shall have delivered the Kaufman Reimbursement Agreement in the form of Exhibit I hereto;

               (o) Subordination Agreement. Eclipsys and the Selling Stockholders shall deliver a Subordination Agreement (the "Subordination Agreement"), if any, satisfactory in form and substance to Eclipsys' senior lenders (such Subordination Agreements shall permit payment of installments under the Buyer Notes as long as there is no Event of Default under Eclipsys' credit agreement with its senior lenders);

               (p) Stock Certificates. The Selling Stockholders shall deliver stock certificates evidencing the SDK Shares, which shall constitute all of the outstanding capital stock of SDK, together with duly executed stock powers therefor;

               (q) Release. Each of the Selling Stockholders shall execute and deliver a Release in the form of Exhibit J hereto;

               (r) Consent of Settlors of Trusts. With respect to each Selling Stockholder Trust, the Selling Stockholders shall deliver the written consent of the settlor of each such trust to the transactions contemplated hereby and by the other Acquisition Documents and an affidavit by such settlor that such transactions are consistent with his or her intention in establishing such trust;

               (s) Consent of Trust Beneficiaries. With respect to each Selling Stockholder Trust, the Selling Stockholders shall deliver the written consents of the current beneficiary (or beneficiaries) of such trust who are of legal capacity; and

             (t) Miscellaneous Closing Deliveries. Each Party shall deliver such evidence as each other Party may reasonably request in order to establish:
(i) the power and authority of each Party to consummate the transactions contemplated by this Agreement; (ii) compliance with the conditions of Closing set forth herein; and (iii) satisfactory completion of all corporate and stockholder proceedings to be taken in connection with the transactions contemplated by this Agreement.

         5.7 Waiver of Condition Precedent.. Either Party may waive any condition specified in Section 5.4 or 5.5, as applicable, if it executes a writing so stating at or prior to the Closing or agrees to proceed with the Closing.

         5.8 Termination Prior to Closing. Notwithstanding any other provision to the contrary herein, this Agreement may be terminated at any time:

             (a) without liability on the part of any Party hereto (unless occasioned by reason of failure of one of the Parties hereto to perform its obligations hereunder), by mutual consent of all Parties to this Agreement;

             (b) without liability on the part of any Party hereto (unless occasioned by reason of failure of one of the parties hereto to perform its obligations hereunder), by either Eclipsys or SDK, if the transactions contemplated hereby are not consummated on or before June 15, 1997, or such later date as may be agreed upon in writing by the Parties hereto (the "Termination Date");

             (c) by Eclipsys if: (i) SDK and/or any of the Selling Stockholders shall breach in any material respect any of their respective representations, warranties, covenants or other obligations hereunder; (ii) Eclipsys shall have notified SDK and the Selling Stockholders in writing of such breach; (iii) such breach shall not have been cured in all material respects or waived by Eclipsys; and (iv) SDK or the Selling Stockholders, as the case may be, shall not have provided reasonable assurance that such breach shall be cured in all material respects on or before the Closing Date; or

             (d) by SDK or the Selling Stockholders if: (i) Eclipsys shall breach in any material respect any of its representations, warranties or obligations hereunder; (ii) SDK shall have notified Eclipsys in writing of such breach; (iii) such breach shall not have been cured in all material respects or waived; and (iv) Eclipsys shall not have provided reasonable assurance that such breach shall be cured in all material respects on or before the Closing Date.

          Notwithstanding anything herein to the contrary, if this Agreement shall be terminated prior to the Closing, no Party hereto shall have any liability to any other Party unless such termination results from a material breach of the representations and warranties contained in Articles 3 or 4 or of the covenants in this Article 5. In the event any Party fails to consummate the transactions contemplated hereby in accordance with the terms of this Agreement, or breaches any representations, warranty, covenant or other obligation contained herein which is a condition precedent to the other Party's obligation to close, the damaged Party shall have the right to pursue all available remedies at law or in equity, including specific performance. Each Party acknowledges that, in light of the unique benefit to it of its rights under this Agreement, such remedies shall be available in respect of any such breach or violation by it in any proceeding properly instituted in a court of competent jurisdiction.

          5.9 Material Adverse Change in SMS Litigation. Notwithstanding anything in this Agreement to the contrary, if prior to the Closing there is a material adverse development (other than as disclosed in the Eclipsys Disclosure Schedule hereto) in the dispute between Shared Medical Systems and Eclipsys which would, as mutually agreed by Harvey J. Wilson and Michael B. Kaufman, materially interfere with Eclipsys' ability to sell its products generally, then SDK may elect to delay the Closing until such development no longer results in such material interference provided, however, that if such material interference continues for sixty (60) days, then SDK and the Selling Stockholders shall be entitled to terminate and abandon this Agreement.


                                    ARTICLE 6

                                    COVENANTS

          The Parties agree as follows with respect to the period following the Closing.-
          6.1 General. In the event that at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Article 7 below). In furtherance and not in limitation of the foregoing, (a) each of the Parties hereto shall furnish to the other Parties hereto, such reasonably necessary information and reasonable assistance as such other Party or Parties may reasonably request in connection with its or their preparation of necessary filings or submissions to any governmental agency. The Selling Stockholders shall each give any notices to third Persons, and shall use their respective best efforts to obtain any third Person consents, modifications or amendments of agreements, or other approvals, that Eclipsys may request.

          6.2 Transition. None of the Selling Stockholders will take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of SDK from maintaining the same business relationships with SDK after the Closing as it maintained with SDK prior to the Closing.

          6.3 Confidentiality. The Selling Stockholders agree that they will treat and hold. as such all of the Confidential Information (including Confidential Information of SDK), refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to the Eclipsys or destroy, at the request and option of Eclipsys, all tangible embodiments (and all copies) of the Confidential Information which are in their possession. Notwithstanding the foregoing, the Selling Stockholders may disclose Confidential Information (i) to attorneys and accountants involved in this transaction, (ii) as may by required by law, governmental regulation or court or administrative order, (iii) to the extent use of such Confidential Information is reasonably required in connection with litigation involving such Selling Stockholder, or (iv) if such Confidential Information is readily ascertainable from public or published information or trade sources provided, however, that in the event that any Selling Stockholder is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, such Selling Stockholder will notify the other Selling Stockholder promptly of the request or requirement so that the other Selling Stockholder may seek an appropriate protective order or waive compliance with the provisions of this Section 6.3. If, in the absence of a protective order or the receipt of a waiver hereunder, any Selling Stockholder is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, then such Selling Stockholder may disclose the Confidential Information to such tribunal; provided, however, that such Selling Stockholder shall use reasonable best efforts to obtain, at the request and expense of Eclipsys, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as Eclipsys shall designate. The foregoing provisions shall not apply to any Confidential Information which is generally available to the public immediately prior to the time of disclosure. All obligations contained in this Section 6.3 shall survive for a period of five years termination of this Agreement.

          6.4 Eclipsys Common Shares. Each certificate issued to the Selling Stockholders representing the Eclipsys Common Shares will be imprinted with a legend substantially in the following form, as well as the legend required by the Stockholders Agreement:

          THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), IN RELIANCE UPON THE EXEMPTION FROM REGISTRATION CONTAINED IN SECTION 4(2) OF THE 1933 ACT OR REGULATION D OF THE RULES AND REGULATIONS PROMULGATED UNDER THE 1933 ACT, AND IN RELIANCE UPON THE REPRESENTATION BY THE HOLDER THAT THEY HAVE BEEN ACQUIRED FOR INVESTMENT PURPOSES ONLY AND NOT WITH A VIEW

         TO RESALE OR FURTHER DISTRIBUTION. SUCH SHARES MAY NOT BE OFFERED FOR SALE, SOLD, DELIVERED AFTER SALE, HYPOTHECATED, NOR WILL ANY ASSIGNEE OR ENDORSEE HEREOF BE RECOGNIZED AS AN OWNER HEREOF BY THE ISSUER FOR ANY PURPOSE, UNLESS A REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WITH RESPECT TO SUCH SHARES SHALL THEN BE IN EFFECT OR UNLESS THE AVAILABILITY OF AN EXEMPTION FROM REGISTRATION SHALL BE ESTABLISHED TO THE REASONABLE SATISFACTION OF COUNSEL OF THE ISSUE.

Each Stockholder desiring to transfer any of the Eclipsys Common Shares received as part of the Share Consideration, other than in a registered offering or pursuant to a sale which counsel for Eclipsys confirms is in compliance with Rule 144 of the Securities Act of 1933, must first furnish Eclipsys with a written opinion satisfactory to Eclipsys in form and substance from counsel reasonably satisfactory to Eclipsys to the effect that such Stockholder may transfer the Eclipsys Common Shares as desired without registration under the Securities Act

          6.5 Announcement. Upon or after the Closing, the Parties shall issue a press release regarding the transactions contemplated hereby which shall be mutually satisfactory in form and substance. Except for the foregoing, in no event will any Party hereto make any public announcement of the existence or contents of this Agreement or any of he other documents or transactions contemplated hereby except with the prior written consent of the other Parties, except as may be required under applicable law or regulation.

          6.6     Repurchase by Eclipsys of Eclipsys Common Shares.

                  (a) If Eclipsys (or a successor-in-interest to Eclipsys) has not effected a Qualified IPO on or before the third anniversary of the Closing Date, then during the six-month period following the third anniversary of the Closing Date (the "Repurchase Period") Eclipsys shall have the obligation to purchase, at a cash purchase price equal to the "fair market value" (as hereinafter defined), all or any portion of the Eclipsys Common Shares (a "Repurchase"), provided that Eclipsys receives during the Repurchase Period a written notice of Selling Stockholders holding a majority of the Eclipsys Common Shares requesting such a repurchase (the "Repurchase Notice") specifying the number of shares each such Selling Stockholder desires Eclipsys to repurchase.

                  (b) The fair market value of the Eclipsys Common Shares shall be equal to the highest purchase price paid for shares of the same class as the Eclipsys Common Shares in any bona fide, arms-length transaction by unaffiliated third parties which is closed within 90 days prior to the date of the notice of the Selling Stockholders specified in Section 6.7(a) above. If such transaction has not taken place during the requisite time period, then Eclipsys and the

Stockholder Representative shall, for a period of 30 days, negotiate the fair market value of the Eclipsys Common Shares. If the Parties are unable to reach agreement on such fair market value during such 30 day period, then they shall jointly designate one of the so-called "big six" national accounting firms to make such determination, with the costs of such determination to be borne equally by Eclipsys and the Selling Stockholders requesting a repurchase. If the Parties cannot agree on which accounting firm to select the for the foregoing determination, each will select a "big six" national accounting firm, and the two accounting firms will jointly select one of the "big six" national accounting firms to make such determination. Each of Eclipsys and the Stockholder Representative shall be required to provide to the accounting firm such Party's final offer as to an acceptable fair market value of the Eclipsys Common Shares. The designated accounting firm will be instructed to select, within 45 days, which of the two final offers it believes closest to the fair market value of the Eclipsys Common Shares, and such selected offer will be deemed the fair market value of the Eclipsys Common Shares for purposes of this
Section 6.6 and will be a final and binding determination upon the Parties.

                  (c) A closing of the repurchase shall occur within 30 days of such final determination, at a time and place reasonably mutually acceptable to the Parties. At the closing, (i) the Selling Stockholders shall tender the stock certificates and signed stock powers with respect to the shares designated in the Repurchase Notice, and (ii) Eclipsys (or its nominee) shall tender the consideration therefor, either in immediately available fluids or certified or cashiers' checks, or, at Eclipsys' option, promissory notes maturing in six months or less and in the form of Exhibit K hereto (the "Repurchase Notes"), provided, however, that if such promissory notes are made by A nominee, Eclipsys shall guaranty them in A guaranty, the form and substance of which shall be reasonably acceptable to the Stockholder Representative. Such promissory notes shall be secured by a pledge of the shares of Common Stock being purchased.

                  (d) Notwithstanding the provisions of subsection (c) above, Eclipsys and the Specified Employee Stockholders agree that (i) the closing of a Repurchase, as among themselves, will occur within 90 days of the final determination described above, and (ii) Eclipsys (or its nominee) shall tender the consideration due the Specified Employee Stockholders only in immediately available funds or certified or cashiers' checks. Such repurchase shall be subject to the same subordination provisions as are applicable to repurchases made pursuant to Section 6.6(c), which subordination provisions are referenced in the form of promissory note attached as Exhibit K hereto. In addition, and notwithstanding anything to the contrary contained in the proviso of Subsection
(a) above and the provisions of subsection (b) above, (i) each Specified Employee Stockholder shall have the right, individually, to tender a Repurchase Notice to Eclipsys and cause Eclipsys to repurchase such Specified Employee Stockholder's shares, and (ii) in the event one or more Specified Employee Stockholders elects to cause a Repurchase and a Repurchase Notice has not been given in accordance with the proviso of Subsection (a) above, Eclipsys shall negotiate and otherwise deal with such Specified Employee Stockholder(s) directly in lieu of negotiating or dealing with the Stockholder Representative.

          6.7 Payment of Professional Fees. Eclipsys agrees that, notwithstanding the representations and warranties of SDK contained in Sections
4.7 and 4.8 hereof, the legitimate
legal and accounting fees of SDK incurred in connection with the transactions contemplated hereby and by the other Acquisition Documents, not to exceed in the aggregate $ 100,000, shall be for the account of SDK.

          6.8 Subordination. Each Selling Stockholder acknowledges that the Buyer Notes, the Repurchase Notes and the obligations of Eclipsys to the Specified Employee Stockholders arising under Section 6.6(d) above (collectively, the "Subordinate Obligations", are subordinate to Eclipsys' obligations to its existing bank lenders pursuant to the Subordination Agreement, and shall be subordinate to any of Eclipsys' obligations to any future bank or institutional lenders on the same terms as are contained in the Subordination Agreement. Each Selling Stockholder covenants and agrees that upon the request of Eclipsys from time to time in the future, he, she or it, as the case may be, will execute and deliver a subordination agreement or agreements with any of Eclipsys' banks or other institutional lenders with respect to the Subordinate Obligations, provided, however, that any such future subordination agreement shall be on substantially the same terms and conditions as the Subordination Agreement. Eclipsys agrees that if, under the Subordination Agreement or any future subordination agreement, it-is allowed to make only a partial payment (i) that is otherwise due and payable under the Buyer Notes or the Repurchase Notes, or (ii) required under Section 6.6(d) of this Agreement, then it shall make any partial payments as to any such obligations on a pro rata basis among all Selling Stockholders. The obligations of this Section 6.8 shall survive the periods set forth in Section 7.5.


                                    ARTICLE 7

                                 INDEMNIFICATION

          7.1 Indemnity Obligations of the Selling Stockholders. Subject to
Section 8.15 below, each of the Selling Stockholders hereby jointly and severally agrees to indemnify and hold Eclipsys and SDK (after the closing) harmless from, and to reimburse Eclipsys and SDK (after the closing) for, any and all losses, damages, deficiencies, claims, liabilities, obligations, suits, actions, fees, costs, penalties charges and expenses (including without limitation all reasonable legal and accounting fees) of any nature whatsoever suffered or incurred by Eclipsys or any of its Affiliates or to which any of them become subject, resulting from or in connection with:

                  (i) any breach of any representation and warranty of the Selling Stockholders or SDK which is contained in this Agreement or the other Acquisition Documents or any Schedule, Disclosure Schedule, Exhibit or certificate delivered pursuant hereto or thereto;

                  (ii) any breach or non-fulfillment of, or any failure to perform, any of the covenants, agreements or undertakings of the Selling Stockholders or SDK which are contained in or made pursuant to this Agreement or the other Acquisition Documents;

                  (iii) breach, default, termination or loss or change of rights or benefits under any of the SDK Contracts which arises from or in connection with the consummation of the transactions contemplated by this Agreement;

                  (iv) claims arising from the operation of SDK prior to the Closing Date for exposure to, or the use or release of, Hazardous Materials or Petroleum Products or any violation of any Environmental Laws; and

                  (v) all legal, accounting and other expenses incurred by the Selling Stockholders in connection with the negotiation, approval and making and performance of this Agreement and the other Acquisition Documents and the transactions contemplated hereby and thereby.

Any claim for indemnification on account of any of the foregoing is referred to herein as an "Eclipsys Indemnity Claim."

          7.2 Indemnity Obligations of Eclipsys. Eclipsys hereby agrees to indemnify and hold each of the Selling Stockholders harmless from, and to reimburse each of the Selling Stockholders for, any and all losses, damages, deficiencies, claims, liabilities, suits, actions, fees, costs, penalty charges and or expense (including without limitation all reasonable legal and accounting fees) of any nature whatsoever suffered or incurred by the Selling Stockholders resulting from (a) any breach of any representation and warranty of Eclipsys which is contained in this Agreement or the other Acquisition Documents or any Schedule, Exhibit or certificate delivered pursuant hereto or thereto; and (b) any breach or nonfulfillment of, or failure to perform, any of the covenants, agreements or undertakings of Eclipsys which are contained in or made pursuant to the terms and conditions of this Agreement or the other Acquisition Documents (any claim for indemnification on account of any of the foregoing, a "Stockholder indemnity Claim").

          7.3     Decisions by the Selling Stockholders.

                  (a) Subject to the following subsections (a) and (b), any Selling Stockholder may make a Stockholder Indemnity Claim, whether or not any other Selling Stockholder joins in such claim, provided, however, that no Stockholder Indemnity Claim may be made unless it is made by a Selling Stockholder or Selling Stockholders who in the aggregate would, if such claim were successful, receive an amount equal to at least 15% of the amount that would be received by all Selling Stockholders if all Selling Stockholders had joined in such claim.

                  (b) In the event a Stockholder Indemnity Claim is made or asserted by or on behalf of fewer than all of the Selling Stockholders, then Eclipsys may at any time prior to resolution of such claim notify in writing the Selling Stockholders (either directly or through the Stockholder Representative) who have not made or asserted such Claim of Eclipsys' desire to join such Selling Stockholders in such Stockholder Indemnity Claim, and in any arbitration, court proceedings or other proceeding or resolution process pursuant to which such Stockholder indemnity Claim is being, or is to be, resolved or adjudicated. Each such Selling Stockholder shall have ten (10) business days from the date of such notification by Eclipsys to elect to join in such Claim, in which event it shall be joined with the other Selling Stockholders in such arbitration, court proceeding or other proceeding or resolution process, and shall take all actions, including filing all documents, as may be necessary to join such Selling Stockholder in such arbitration, court proceeding or resolution process. in the event a Selling Stockholder fails to elect to join in a Stockholder indemnity Claim within such ten (10) business day period, such Selling Stockholder shall thereafter be barred from asserting, and agrees that it shall not assert or institute suit on account of, such Stockholder Indemnity Claim in any manner, including without limitation in any arbitration, court proceeding or other proceeding or resolution process.

                  (c) The decisions of the Selling Stockholders with respect to defending all Eclipsys Indemnity Claims, consenting to, prosecuting, compromising or settling all Stockholder Indemnity Claims as to which joinder has occurred under Section 7.3(b), compromising or settling all Eclipsys Indemnity Claims, conducting negotiations with Eclipsys and its representatives regarding such claims, taking any and all other actions specified in or contemplated by this Agreement and engaging counsel, accountants or other representatives in connection with the foregoing shall be determined by the Stockholder Representative. The decisions, actions and omissions of the Stockholder Representative shall be binding on all of the Selling Stockholders, as if the Stockholder Representative was acting on behalf of each such Selling Stockholder. Eclipsys shall have the right to rely upon all actions taken or omitted as a result of the decisions of the Stockholder Representative pursuant to this Agreement, all of which actions or omissions shall be legally binding upon each of the Selling Stockholders, and shall be entitled to make all claims against and deliver all notices to the Selling Stockholders by making such claims and delivering such notices to the Stockholder Representative.

                  (d) Each Selling Stockholder hereby irrevocably constitutes and appoints the Stockholder Representative and any agent thereof, with full power of substitution, as his, her or its (as the case may be) true and lawful attorneys-in-fact with full irrevocable power and authority in the place and stead of such Selling Stockholder's own name, for the purpose of carrying out the terms of Section 7.3(c). To the extent permitted by law, each Selling Stockholder hereby ratifies all that said attorney or attorneys shall lawfully do or cause to be done by virtue hereof. This power of attorney is a power coupled with an interest and shall be irrevocable.

          7.4     Survival of Representations and Warranties.

                  (a) All representations and warranties, and, except as otherwise provided in this Agreement, all covenants and agreements of the parties contained in or made pursuant to this Agreement, and the rights of the parties to seek indemnification with respect thereto, shall survive the Closing and shall, subject to subparagraph (b) below, expire on the last day pursuant to
Section 7.5 below when a Party may make an indemnification claim for a breach of such representation and warranty, provided, however, that any representation and warranty that is the subject of an outstanding written indemnification claim on such date shall survive beyond such date for purposes of such claim until the resolution of such claim.

                  (b) The representations and warranties contained in Section
4.2 above shall survive the Closing indefinitely.

          7.5 Limitations. The provisions of Sections 7.1 through 7.3 are subject to the limitations set forth in this Section 7.5.

                  (a) Neither Party shall be liable to the other under Article 7 unless the claim is asserted in writing by the Party or Parties seeking indemnification (the "Indemnified Party") to the Party or Parties against whom indemnification is sought (the "Indemnifying Party"), stating the nature of the losses and the basis for indemnification therefor, and (i) in - the case of any claim related to the representations and warranties in Section 4.10 (a "Tax Claim"), no later than three months after the expiration of the applicable tax statute of limitations with respect to the tax matter to which the Tax Claim relates, as such limitation period may be extended from time to time, (ii) with respect to any claim relating to a breach of a representation or warranty in
Section 4.25, within six years after the Closing Date, (iii) with respect to a claim relating to a breach of a representation or warranty in Section 4.2, within the applicable statute of limitations, and (iv) in the case of any claim other than any claims referred to in (i), (ii) and (iii) above, within two years after the Closing Date.

                  (b) Eclipsys shall not be liable to the Selling Stockholders, and the Selling Stockholders shall not be liable to Eclipsys, unless the aggregate of all net losses, costs, expenses and liabilities (collectively, "Losses") suffered by either such Party exceed $500,000, upon which, the Indemnifying Party shall be liable to the Indemnified Party for all Losses suffered by the indemnified Party (including those Losses which were previously below the foregoing threshold of $500,000). in no event shall the aggregate liability of' either the Selling Stockholders or Eclipsys under this Article 7 exceed the aggregate amount of $3,000,000; provided, however, that such amount shall not be deemed to limit Eclipsys' obligation to make the payments specified in the following instruments and agreements: the Buyer Notes (except in accordance with Section 7.6), the Employment Agreement, the Option Agreements, the Lease or the Tax indemnity Agreement.

                  (c) In the event that, on or after the second anniversary of the date of this Agreement, Eclipsys asserts an Eclipsys Indemnity Claim arising out of or relating to a breach of Section 4.2 above, (i) Michael B. Kaufman agrees that he shall be solely liable for, and hereby assumes sole liability for, any such Eclipsys indemnity Claim, whether it arises out of or relates to a breach by himself, SDK or any other Selling Stockholder, and (ii) in consideration for such agreement and assumption by Michael B. Kaufman, Eclipsys agrees that it shall only pursue such claim against Michael B. Kaufman and not against any other Selling Stockholder.

          7.6     Procedure for Claims; Setoff.

                  (a) Procedure for Claims. The indemnified Party shall deliver to the indemnified Party a certificate (a "Claim Certificate") stating that the Indemnified Party has a claim for indemnification pursuant to this Article 7 and setting forth the basis for such claim. If the indemnified Party does not receive, within thirty (30) days after delivery of a Claim Certificate to the indemnifying Party, a notice of objection (a "Notice of Objection") from the lndemnifying Party objecting to the indemnified Party's claim for indemnification and setting forth the basis for such objection, the indemnified Party shall have the absolute and unconditional right to reimbursement of such claim. if the indemnified Party receives a Notice of Objection within such thirty (30) day period, the indemnified and indemnifying Parties shall use their best efforts to reach mutual agreement as to the amount which the Indemnified Party is entitled to reimbursement under this Article 7. If the Parties fail to reach agreement within such thirty (30) day period, the dispute shall be submitted to arbitration in Boston, Massachusetts, in accordance with the then existing Commercial Arbitration Rules of the American Arbitration Association, before a single arbitrator selected by mutual agreement of the Parties. If the Parties cannot agree on the selection of an arbitrator, the arbitrator shall be selected by the President of the Boston Bar Association.

                  (b) Payment of Claims. The reimbursement due an lndemnified Party with respect to any Claim shall become due and payable by the Indemnifying Party immediately upon mutual agreement by the Parties as the amount of reimbursement due the Indemnified Party or upon decision of an arbitrator pursuant to Section 7.6(a) above.

                  (c) Setoff. To satisfy the obligations of the Selling Stockholders arising under this Article 7, but without limiting the right of Eclipsys to seek any other remedy or recourse which may be available to it' each of the Selling Stockholders hereby consents that Eclipsys shall have the right, exercisable in its sole discretion as provided below, to set-off against any and all payment obligations of Eclipsys under the Buyer Notes amounts that become payable by any of the Selling Stockholders to Eclipsys under this Article 7. Eclipsys' right to set-off pursuant to the preceding sentence shall become immediately exercisable in its sole discretion upon any mutual agreement by the Parties as to a reimbursement amount owed to Eclipsys under this Article 7, or upon a decision by an arbitrator awarding reimbursement to Eclipsys pursuant to
Section 7.6(a) above. Eclipsys agrees that to the extent the unpaid balance of the Buyer Notes against which no set-offs (or suspensions of payment pursuant to the following subsection (d)) have been previously made do not exceed the aggregate amount for which Eclipsys is entitled to set-off hereunder, it shall first exercise its set-off rights prior to instituting any other claims or procedures for payment or collection of such amount, and such set-offs shall be asserted by Eclipsys against all of the Buyer Notes (except as otherwise provided in the last sentence of this subsection (c)) on a Pro Rata (as hereinafter defined) basis, and may be made, at Eclipsys' discretion, against principal or interest due thereunder, and against any installment thereof, in such priorities as Eclipsys may elect, provided however, that at such time as all remaining principal and interest under any Buyer Note has been set-off or suspended, Eclipsys shall not be limited to set-off against the Buyer Notes on a Pro Rata basis and may at its sole discretion institute any claims or procedures for payment or collection against any of the Selling Stockholders. "Pro Rata," as used in this Section, shall mean, as to any Selling Stockholder, such Selling Stockholder's pro rata share of the total Consideration. Set-offs with regard to Eclipsys Indemnification Claims arising from a breach of the Kaufman Reimbursement Agreement shall be made against the Buyer Notes of the

Parties who are party to the Kaufman Reimbursement Agreement pro rata in proportion to the unpaid principal against which no set-off or suspension has previously been made.

                  (d) Suspension of Payment. Until any such claims of Eclipsys for indemnity shall have been fully discharged by payment to Eclipsys or by set-off allowed pursuant to Section 7.6(c) above, Eclipsys may withhold payment of principal and interest under the Buyer Notes to the extent such claim for indemnity remains outstanding and not resolved by payment, permitted set-off or arbitration, as aforesaid, with interest thereon at the applicable legal rate.

                  (e) Third Party Claims. In the event that Eclipsys or SDK receives notice of the filing of a claim, suit, action or proceeding by a third person or taxing authority or commencement of an examination by a taxing authority which may give rise to a claim for indemnity pursuant to Section 7.1 hereof, it shall give the Stockholder Representative reasonable notice thereof and shall permit the Stockholder Representative to have reasonable access to relevant information in its possession or control. The Stockholder Representative shall have the right to take all reasonable action, at his own expense, as he deems desirable in order to minimize or eliminate such third person or taxing authority claim, provided that such action shall not have any adverse effect upon, nor result in any liability to Eclipsys or SDK greater than such claim. In the event of a claim by a third person or a taxing authority against Eclipsys or SDK which requests solely monetary amounts or damages with respect to which Eclipsys claims to be entitled to the benefits of Section 7.1, and if the payment of any pan or all of the amount claimed (whether by compromise, settlement, judgment or otherwise) will have no other adverse effect upon nor result in any liability to Eclipsys greater than or apart from such claim, and the Selling Stockholders acknowledge in writing their joint and several liability for such claim as between the parties hereto, the Selling Stockholders shall have the right, at their own expense, acting through the Stockholder Representative to appoint counsel to handle the defense of such matter, and the Selling Stockholders shall have the exclusive right to prosecute, defend, compromise, settle or pay such third party or taxing authority claim, subject to their obligation to act in good faith. Eclipsys may appoint, at its own expense, associate counsel to participate in the joint defense of such matter, subject to the foregoing rights of the Selling Stockholders. Except as aforesaid, Eclipsys reserves the right to control, defend and settle any and all claims, subject only to its obligation to act in good faith; provided, however, that Eclipsys shall not so settle any such claim for an amount exceeding $10,000 without the prior approval of the Stockholder Representative, which shall not be unreasonably withheld or delayed. If the Stockholder Representative shall fail so to approve any such settlement proposed by Eclipsys then. notwithstanding anything in this Agreement to the contrary, the indemnity of the Selling Stockholders shall be fully applicable to that portion of such claim in excess of the amount of such proposed settlement and the indemnity of the Selling Stockholders for such excess shall not be subject to any of the limitations on such indemnity which may be provided in this
Article 7 and shall be in addition thereto.

          7.7 Subrogation Rights. Subject to Section 8.15 below, any indemnifying Party which indemnifies any Indemnified Party for any matter pursuant to this Article 7 shall, upon payment in full of the amount owed with respect to such matter pursuant to this Article 7, be subrogated to the rights of such Indemnified Party against all other Persons with respect to the matter for which indemnification was provided and, in its own name or in the name of the Indemnified Party, may assert any claim against any such Person which the Indemnified Party may have with respect thereto.

          7.8 Release of SDK After Closing. The Selling Stockholders agree that after the closing the Selling Stockholders alone, and not SDK, shall be responsible for all of the obligations contained in this Article 7 to indemnify and hold Eclipsys harmless for Eclipsys Indemnity Claims. In furtherance and not in limitation of the foregoing, each Selling Stockholder hereby (a) waives any and all rights of contribution such Selling Stockholder might otherwise have against SDK in connection with any indemnification obligations paid. or otherwise satisfied by such Selling Stockholder, and (b) agrees that if SDK makes any payment on account of any matter that provides the basis for an Eclipsys Indemnity Claim, such payment shall not relieve the Selling Stockholders to any extent from their indemnification obligations to Eclipsys under this Article 7.


                                    ARTICLE 8

                                  MISCELLANEOUS

          8.1 Nature of Certain Obligations. The representations and warranties of each of the Selling Stockholders in this Agreement are joint and several obligations.

          8.2 No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

          8.3 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

          8.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of his or her rights, interests, or obligations hereunder without the prior written approval of Eclipsys and the Stockholder Representative; provided, however ,that Eclipsys may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Eclipsys nonetheless shall remain responsible for the performance of all of its obligations hereunder).

          8.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same agreement.

          8.6 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

          8.7 Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given upon transmission if sent by telecopy to the telecopy number set forth below or if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

              If to the Selling Stockholders:

              Michael B. Kaufman
              Stockholder Representative
              367 Dudley Road
              Newton, MA 02159
              Fax:  (617) 343-3099

              With copy to:

              Stephen M. Honig, Esq.
              Goldstein & Manello, P.C.
              265 Franklin Street
              Boston, MA 02110-3192
              Fax:  (617) 439-8988


              If to Eclipsys:

              Eclipsys Corporation
              777 East Atlantic Avenue
              Suite 200
              Delray Beach, FL 33483
              Fax:  (561)243-9390
              Attn:  Harvey J. Wilson and Jack Risenhoover, Esq.

              With copies to:

              Lester J. Fagen, Esq.
              Goulston & Storrs

                  400 Atlantic Avenue
                  Boston, MA 02110
                  Fax:  (617) 574-4112

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

          8.8 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE COMMONWEALTH OF MASSACHUSETTS WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW, PROVISION OR RULE (WHETHER OF THE COMMONWEALTH OF MASSACHUSETTS OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE COMMONWEALTH OF MASSACHUSETTS.

          8.9 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Eclipsys and the Stockholder Representative. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

          8.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

          8.11 Expenses. Except as otherwise set forth in this Agreement, each of the Parties will bear his, her or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. The Selling Stockholders agree that SDK has not borne or will bear any of the Selling Stockholders' costs and expenses (including any of their legal fees and expenses) in connection with this Agreement or any of the transactions contemplated hereby.

          8.12 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

          8.13 Incorporation of Exhibits. Annexes and Schedules. The Exhibits, Annexes, and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

          8.14 Submission to Jurisdiction. Each of the Parties submits to the jurisdiction of any state or federal court sitting in The Commonwealth of Massachusetts, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court.

          8.15 No Personal Liability of Michael M. Davis.

               (a) Notwithstanding any other provision of this Agreement or the Acquisition Documents to the contrary, each Party acknowledges that Michael
M. Davis is a party to this Agreement or to such other Acquisition Documents solely in the capacity as a trustee of The Michael B. Kaufman Family Trust u/t/a dated 9/3/93 (the "Family Trust") and not personally, that Mr. Davis makes no representation, warranty, covenant or agreement of any kind, other than in his capacity as such trustee, and that no Party hereto shall make or assert any claim of any kind against Mr. Davis relating to, arising out of or in connection with this Agreement or such other Acquisition Documents in any capacity other than as trustee of the Family Trust (other than a claim of his conscious and intentional fraud). All Parties to this Agreement, other than Mr. Davis, agree that if they have any claims against the Family Trust or the trustees of the Family Trust or otherwise for any misrepresentation, breach of warranty or covenant or of any other kind arising under or relating to this Agreement or the other Acquisition Documents (including without limitation any Eclipsys Indemnity Claim):

                  (i) such claim shall be asserted only against, and shall be limited to, the assets of the Family Trust (other than claims that Mr. Davis in his capacity as trustee of the Family Trust has willfully failed pursuant to this Agreement to deliver and properly endorse to Eclipsys the SDK Shares listed as owned by the Family Trust in Section
          4.2 of the SDK Disclosure Schedule);

                  (ii) Mr. Davis shall have no personal obligations or liability for any such claim (other than for his conscious and intentional fraud); and

                  (iii) Mr. Davis shall be entitled to have the defense against any such claim conducted by the Family Trust and to have the expenses of such defense (including without limitation the fees and disbursements of counsel) defrayed out of the assets of the Family Trust, in priority to the satisfaction of any such claim, and if the Family Trust shall fail, neglect or refuse, in whole or in part, to conduct such defense and defray the expenses thereof (including without limitation the fees and disbursements of counsel) the Signing Stockholders shall assume and pursue the conduct of such defense, and shall indemnify and hold harmless Mr. Davis in respect of such expenses thereof; provided, however, that all Parties to this Agreement, to the extent any such Party is a beneficiary or contingent beneficiary of the Family Trust, agree that Eclipsys' rights with respect to any Eclipsys Indemnity Claim shall follow any assets of the Family Trust that may be distributed from time to time after the date of this Agreement, and that, subject to the other limitations contained in this Agreement, Eclipsys may pursue an Eclipsys Indemnity Claim against, any beneficiary or contingent beneficiary of the Family Trust up to the amount of any such future distributions.

                  (b) The Selling Stockholders other than Michael M. Davis as Trustee of the Family Trust acknowledge and agree, and each of them by signing this Agreement or an Instrument of Adherence hereto, shall be conclusively deemed to have acknowledged and agreed, that any claim for subrogation that he, she, it or they may have against Mr. Davis or the Family Trust under Section 7.7 of this Agreement shall be limited to, and shall be asserted only against, the assets of the Family Trust (subject to the proviso in paragraph (a)(ii) above), and that Mr. Davis shall have no personal obligation or liability to them, or any of them, in respect of this Agreement or the subject matter hereof or the other Acquisition Documents, whether under Section 7.7 or otherwise, other than for his conscious and intentional fraud or willful misconduct.

          8.16 Special Provisions Regarding Trusts. In the event that any Selling Stockholder that is a trust dissolves or otherwise distributes to its beneficiaries or other parties Buyer Notes, Share Consideration or other Consideration payable hereunder, the parties hereto agree that Eclipsys may require as a condition to transferring the Buyer Notes, Share Consideration or other Consideration to any such beneficiary or other party, that such beneficiary or other party agree in a writing satisfactory to Eclipsys to the terms of this Agreement is if he or she were a Selling Stockholder hereunder, and, thereupon, such beneficiary or other party shall have all of the rights and obligations of a Selling Stockholder hereunder.

          IN WITNESS WHEREOF, the Parties hereto have executed this Amended and Restated Stock Purchase Agreement as of the date first above written.

                                   ECLIPSYS:


                                   ECLIPSYS CORPORATION

                                     By:    /s/ Harvey  J. Wilson
                                            -----------------------------------
                                     Its:    President
                                            -----------------------------------

                                     SDK:

                                     SDK MEDICAL COMPUTER
                                     SERVICES CORPORATION


                                     By:    /s/ Michael B. Kaufman
                                        ---------------------------------------
                                             Name:  Michael B. Kaufman
                                             Title:    President

                                     SIGNING STOCKHOLDERS:



                                     /s/Michael B. Kaufman
                                     ------------------------------------------
                                     Michael  B.  Kaufman


                                     /s/ Claudia Kaufman
                                     ------------------------------------------
                                     Claudia Kaufman



                                     /s/ Pearl S. Kaufman
                                     ------------------------------------------
                                     Pearl S. Kaufman


                                     Pearl S. Kaufman as Trustee of The Michael
                                     B. Kaufman Trust pursuant to a Trust
                                     Agreement dated June 30, 1976


                                     /s/ Pearl S. Kaufman
                                     ------------------------------------------
                                     Pearl S. Kaufman, Trustee

                                     Annex A

                                   Definitions

          "Accredited Investor" has the meaning set forth in Regulation D promulgated under the Securities Act.

          "Acquisition" has the meaning set forth in the Recitals hereof.

          "Acquisition Documents" means this Agreement, the Buyer Notes, the Stockholders' Agreement, the Registration Rights Agreement, the Lease, the Kaufman Reimbursement Agreement, the Tax Agreement and any other agreement or instrument delivered by any of the Parties hereto at or in connection with the Closing.

          "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

         "Affiliated Group" means any affiliated group within the meaning of Code ss.1504, or any similar group defined under a similar provision of state, local or foreign law.

         "Agreement" means the Stock Purchase Agreement, dated May 23, 1997, among Eclipsys, SDK and the Selling Stockholders.

          "Allocation Certificate" shall mean a certificate to be executed by all Selling Stockholders and delivered at the Closing which shall set forth the amount of Cash Consideration and Share Consideration to be allocated to each Selling Stockholder. "Alltel" means Alltel Information Services, Inc., an Arkansas Corporation.

         "Alltel Healthcare" means Alltel Healthcare lnformation Systems, Inc., a Delaware Corporation, which merged into Eclipsys Solutions Corp. a Delaware corporation, in connection with the Alltel Merger.

         "Alltel Merger" means the merger of Alltel Healthcare into Eclipsys Solutions Corp. pursuant to the Agreement of Merger, dated as of January 24, 1997, by and among Alltel, Alltel Healthcare, Eclipsys and Eclipsys Solutions Corp.

         "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms the basis for any specified consequence.

         "Buyer Notes" has the meaning set forth in Section 2.3 of the Agreement.

         "Cash Consideration" has the meaning set forth in Section 2.3 of the Agreement.

         "Claim Certificate" has the meaning set forth in Section 7.6(a) of the Agreement.

          "Closing" has the meaning set forth in Section 2.2 of the Agreement.

         "Closing Date" has the meaning set forth in Section 2.2 of the Agreement.

          "Code" means the Internal Revenue Code of 1986, as amended.

          "Confidential Information" means any information concerning the businesses and affairs of SDK or Eclipsys, as the case may be, including without limitation each such Party's trade secrets, know-how, processes, systems, formulae, data, functional specifications, computer programs, blue prints, discoveries, improvements, developments, designs, inventions, techniques, marketing plans, strategies, forecasts, new products, business plans, financial data, budgets, projections, licenses, prices, costs and customer and supplier lists.

         "Consideration" means the Share Consideration and the Cash Consideration, together.

         "Disclosure Schedule" has the meaning set forth in Article 4 of the Agreement.

          "Eclipsys" has the meaning set forth in the preface of the Agreement but shall not be deemed to include any direct or indirect subsidiary of Eclipsys Corporation.

          "Eclipsys Common Shares" shall mean the shares of the Common Stock, par value $.01 per share, of Eclipsys (which is the voting common stock of Eclipsys) received by the Selling Stockholders as Share Consideration.

         "Eclipsys Financial Statements" has the meaning set forth in Section
3.6 of the Agreement.

         "Eclipsys Indemnity Claim" has the meaning set forth in Section 7.1 of the Agreement.

          "Employee Benefit Plan" means any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (d) Employee Welfare Benefit Plan or material fringe benefit plan or program.

         "Employee Pension Benefit Plan" has the meaning set forth in ERISA ss.3(2).

         "Employee Welfare Benefit Plan" has the meaning set forth in ERISA ss.3(1).

         "Employment Agreement" has the meaning set forth in Section 5.6(h).

         "Environmental Laws" shall mean any and all federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, administrative orders, decrees or requirements of any federal, state, municipal, or other governmental department, commission, board, bureau, agency or instrumentality, or court or arbitrator, in each case whether of the United States or foreign, now in effect and applicable to any of the Sellers and regulating, relating to, or imposing liability or standards of conduct concerning any Hazardous Materials or Petroleum Products or environmental protection, as are now in effect, including without limitation, the Clean Water Act, also known as the Federal Water Pollution Control Act, 33 U.S.C. ss. 1251 et seq., the Clean Air Act, 42 U.S.C. ss. 7401 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. ss. 300F et seq., the Surface Mining Control and Reclamation Act ss. 1201 et seq., 30 U.S.C. ss. 1291 et seq., the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. ss. 9601 et seq., the Superfund Amendment and Reauthorization Act of 1986, Public Law 99-499, 100 Stat. 1613, the Emergency Planning and Community Right to Know Act, 42 U.S.C. 1101 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. 6901 et seq., and the regulations adopted and publications promulgated thereunder and all substitutions thereof.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          "Fiduciary" has the meaning set forth in ERISA ss.3(21).

          "First Installment" has the meaning set forth in Section 2.3 of the Agreement.

          "Hazardous Materials" shall mean any hazardous materials, hazardous wastes, infectious medical wastes, hazardous or toxic substances, asbestos, asbestos fibers, friable asbestos, PCB'S, waste or used oil, cleaning solvents, or constituents of any of the foregoing, defined or regulated as such in or under any Environmental Law, including, without limitation, materials exhibiting the characteristics of ignitability, corrosiveness, reactivity or leaching procedure toxicity, as such terms are defined in connection with hazardous materials or hazardous wastes or hazardous or toxic substances in any Environmental Law.

          "Indemnified Party" has the meaning set forth in Section 7.5(a) of the Agreement.

          "Indemnifying Party" has the meaning set forth in Section 7.5(a) of the Agreement.

          "Intellectual Property" means (i) All Patents, (ii) all Trademarks,
(iii) all copyrightable works, all copyrights, rights and interests in copyrights and all applications, registrations, recordings and renewals in connection therewith; (iv) all mask works and all applications, registrations, recordings and renewals in connection therewith; (v) all trade secrets and confidential business information (including ideas, research and development, know-how, formulae, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals); (vi) all computer software including all computer programming codes, object codes, source codes, associated procedural codes and designs directly or indirectly associated therewith; all manuals, books, documents and specifications directly or indirectly related thereto; all versions, modifications, changes, improvements, updates, new releases and/or enhancements thereof; all applications thereof, existing, currently under development or conceived of; all algorithms, formulae and protectable concepts embodied therein as well as all cards, tapes, disks, other media, documentation, specifications or other physical embodiments, or modifications, improvements and enhancements embodying, relating to or containing any of the foregoing; (vii) all other proprietary rights; (viii) all copies and tangible embodiments thereof (in whatever form or medium); (ix) all income, royalties, damages or payments now and hereafter due and/or payable under any of the foregoing with respect to any of the foregoing and the right to sue for past, present or future infringements of any of the foregoing; (x) all licenses, agreements and permissions with respect to any of the foregoing; (xi) all rights corresponding to any of the foregoing throughout the world; and (xii) all of the foregoing items provided or licensed by third parties to SDK pursuant to any agreement or arrangement, including without limitation any VAR, OEM, development, distribution, license or sublicense agreement or arrangement.

          "IRS" means the Internal Revenue Service.

          "Knowledge" means knowledge after reasonable investigation. For the purposes of this Agreement, the knowledge of one Selling Stockholder shall be attributed to the other Selling Stockholders. The Selling Stockholders shall be deemed to have "Knowledge" of any matter which can be traced to the books, records, files, contracts or other documents of SDK.

          "Later Installments" has the meaning set forth in Section 2.3 of the Agreement.

          "Lease" has the meaning set forth in Section 5.6(m) of the Agreement.

          "Liability" means any liability or obligation (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability or obligation for Taxes.

          "Losses" has the meaning set forth in Section 7.5(b) of the Agreement.

          "Material Adverse Effect" means any and all action, suit, proceeding, hearing, investigations charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses, which requires Eclipsys or SDK to expend $50,000 or more or impairs the business, financial condition, operations, results of operations, or future prospects of Eclipsys or SDK by $50,000 or more.

         "Michael Kaufman Group" means: (i) Michael B. Kaufman; (ii) Claudia Kaufman; (iii) Michael M. Davis and Michael B. Kaufman as Trustees of the Michael B. Kaufman Family

Trust u/t/a dated September 3, 1993; (iv) Michael B. Kaufman as Trustee of the Amy R. Kaufman 1990 Trust u/t/a dated December 28, 1990; (v) Michael B. Kaufman as Trustee of the Kim E. Kaufrnan 1990 Trust u/t/a dated December 28, 1990; and
(vi) Pearl S. Kaufman as Trustee of the Michael B. Kaufman Trust pursuant to a Trust Agreement dated June 30, 1976.

          "Most Recent Balance Sheet" means the balance sheet contained within the Most Recent Financial Statements.

          "Most Recent Financial Statements" has the meaning set forth in
Section 4.6 of the Agreement.

          "Most Recent Fiscal Month End" has the meaning set forth in Section
4.6 of the Agreement.

          "Most Recent Fiscal Year End" has the meaning set forth in Section 4.6 of the Agreement.

          "Multiemployer Plan" has the meaning set forth in ERISA ss.3(37).

          "New Realty Trust" means New Realty Trust, a Massachusetts trust, and the owner of the premises currently leased by SDK.

          "Notice of Objection" has the meaning set forth in Section 7.6(a) of the Agreement.

          "Option Agreements" has the meaning set forth in Section 5.1 (g) of the Agreement.

          "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

          "Other Stockholders" has the meaning set forth in the introductory paragraph to this Agreement.

          "Party" or "Parties" has the meaning set forth in the preface of the Agreement.

         "Patents" means all patents, patent applications and patent disclosures of SDK, together with all reissuances, decisions, continuations, renewals, continuations-in-part, revisions, extensions, and reexaminations of any of the Patents.

         "PBGC" means the Pension Benefit Guaranty Corporation.

         "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

          "Petroleum Products" shall mean gasoline, diesel fuel, motor oil, heating oil, kerosene and any other petroleum products.

          "Prime Rate" means the prime rate published as such by The Wall Street Journal.

          "Prohibited Transaction" has the meaning set forth in ERISA ss.406 and Code ss.4975.

          "Proprietary Information" has the meaning set forth in Section 4.12(f) of the Agreement.

          "Qualified IPO" means the closing of an initial public offering pursuant to an effective registration statement on Form S-1 or a successor form under the Securities Act covering the offer and sale by Eclipsys and/or any selling stockholders of Eclipsys capital stock to the public which results in aggregate gross proceeds to Eclipsys and/or the selling stockholders of at least $ 10,000,000.

          "Registration Rights Agreement" means that certain Amended and Restated Registration Rights Agreement, dated January 24, 1997, by and among Eclipsys and certain of its stockholders, as amended in accordance with Section 5.1(i).

          "Reportable Event" has the meaning set forth in ERISA ss.4043.

          "Repurchase" has the meaning set forth in Section 6.6(e).

          "Repurchase Notice" has the meaning set forth in Section 6.6(a) of the Agreement.

          "Repurchase Period" has the meaning set forth in Section 6.6(a) of the Agreement.

          "SDK" has the meaning set forth in the first paragraph of the Recitals.

          "SDK Contracts" has the meaning set forth in Section 4.16 of the Agreement.

          "SDK Financial Statements" has the meaning set forth in Section 4.6 of the Agreement.

          "SDK Non-Voting Common Shares" means the shares of the Non-Voting Common Stock, $.01 par value, of SDK.

          "SDK Per Share Consideration" has the meaning set forth in Section 4(a) of the Agreement.

          "SDK Preferred Shares" means the shares of the Preferred Stock, $.01 par value, of SDK.

          "SDK Shares" has the meaning set forth in Section 4.2 of the Agreement.

          "SDK Voting Common Shares" means the shares of the Voting Common Stock, $.01 par value, of SDK.

          "Securities Act" means the Securities Act of 1933, as amended.

          "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

          "Selling Stockholders" has the meaning set forth in the preface of the Agreement.

          "Share Consideration" has the meaning set forth in Section 2.3 of the Agreement.

          "Share Consideration Taxes" has the meaning set forth in Section 6.6 of the Agreement.

          "Signing Stockholders" has the meaning set forth in the introductory paragraph to this Agreement

          "Specified Employee Stockholders" means Charles Carp, Dolores Jolly and J. Alan Whitney.

          "Stockholder Agreement" means the Amended and Restated Stockholders Agreement, dated January 24, 1997, among Eclipsys and certain of its stockholders, as amended in accordance with Section 5.1(i).

          "Stockholder Indemnity Claim" has the meaning set forth in Section 7.2 of the Agreement. "Stockholder Representative" means Michael B. Kaufman.

          "Subordination Agreement" has the meaning set forth in Section 5.6(b) of the Agreement.

          "Subsidiary" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

          "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code ss.59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

          "Tax Claim" has the meaning set forth in Section 7.5(a) of the Agreement.

          "Tax Loans" has the meaning set forth in Section 6.6 of the Agreement.

          "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

          "Termination Date" has the meaning set forth in Section 5.8 of the Agreement.

         "Trademarks" means all trademarks, trade names, service marks, trade dress, trade style, logos, company names and corporate names of SDK, and SDK's corporate names, and all rights and goodwill associated with the foregoing, and all applications, registrations, recordings and renewals in connection therewith.

      Exhibits to Exhibit 2.2, the Amended and Restated Stock Purchase Agreement among the Registrant, SDK Medical Computer Services Corporation and the Selling Stockholders defined therein dated June 26, 1997, have been omitted pursuant to
Item 601(b)(2) of Commission Regulation S-K. The following is a list of omitted Exhibits and Schedules which the Registrant agrees to furnish supplementally to the Commission upon request:

Exhibits:
A    Instrument of Adherence
B    Form of Buyer Notes
C    Form of Allocation Certificate
D-1 Form of Employment Agreement among Eclipsys, SDK and Michael B. Kaufman D-2 Form of Incentive Stock Option Agreement between Eclipsys and Michael B.
     Kaufman
D-3  Form of Non-Qualified Stock Option Agreement between Eclipsys and Michael
     B. Kaufman
E    Form of Amendment No. 1 to Stockholders Agreement
F    Form of Amendment No. 1 to Registration Rights Agreement
G    Memorandum of Terms for Lease


Schedules:
Eclipsys Disclosure Schedule - Exception to Representations and Warranties
  Concerning Eclipsys
SDK Disclosure Schedule - Exceptions to Representations and Warranties
  Concerning the Selling Stockholders and SDK